PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR

dated January 24, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR THAT WAS FILED MAY BE OBTAINED.

EVERY ASSETS I, LLC

106 E. 6th St, Suite 900-185

Austin, Texas 78701

(512) 546-3454

www.investevery.com

Best Efforts Offering of Series Membership Interests

Every Assets I, LLC, a Delaware series limited liability company (“we,” “us,” “our,” or the “Company”), will offer on a best efforts basis, a minimum (the “Total Minimum”) to a maximum (the “Total Maximum”) of units of membership interests (each an “Interest” and, collectively whether for one series or in the aggregate for all series, the “Interests”) in one of several series (each a “Series” and, collectively, the “Series”) of equity of the Company, as more particularly described below in the Offering Circular (the offerings of the Interests may be referred to herein, collectively, as the “Offerings” and with respect to any one, an “Offering”). The Total Minimum for the Offerings is 30,400 Units with aggregate proceeds of $152,000.00, and the Total Maximum for the Offerings is 32,224 Units with aggregate proceeds of $161,120.00.

The sale of the Interests is being facilitated by Four Points Capital Partners, LLC (the “BOR”), a broker-dealer registered as such under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and member of FINRA. The BOR is or will be registered in each state where the offer or sales of the Interests will occur. For the avoidance of doubt, the BOR does not and will not solicit purchases of Interests or make any recommendations regarding the Interests to prospective investors.

See “Series Membership Interests Overview,” “Use of Proceeds and Investment Criteria” and “Description of the Interests Offered” for additional information regarding the interests.

Each Offering is being conducted under Tier II of Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Offering Circular format. The Company is not offering, and does not anticipate selling, Interests in any of the Offerings in any state where the BOR is not registered as a broker-dealer. The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest-bearing escrow account with Atlantic Capital Bank, N.A., which is acting as the escrow agent (“Escrow Agent”), and will not be commingled with any operating account of the Company or any Series, until, if and when there is a Closing with respect to the Series. See “Plan of Distribution and Subscription Procedure” and “Description of Interests Offered” for additional information.

 The Interests will be offered by certain designated Series of the Company, as follows:

Series Membership Interests Overview	Price to Public	Underwriting discount and commissions(1)(2)	Proceeds to issuer(3)(4)	Proceeds to other persons(2)
Series: WOLVERINE
Per Unit	$5.00	--	--	--
Total Minimum	$45,000	--	$45,000	--
Total Maximum	$47,700	--	$47,700	--

Series: SHOELESSJOE
Per Unit	$5.00	--	--	--
Total Minimum(4)	$48,000	--	$48,000	--
Total Maximum(4)	$50,880	--	$50,880	--

Series: CR7
Per Unit	$5.00	--	--	--
Total Minimum(4)	$9,000	--	$9,000	--
Total Maximum (4)	$9,540	--	$9,540	--

Series: KOONS
Per Unit	$5.00	--	--	--
Total Minimum	$50,000	--	$50,000	--
Total Maximum	$53,000	--	$53,000	--

TOTAL
Per Unit	$5.00	--	--	--
Total Minimum(4)	$152,000	--	$152,000	--
Total Maximum(4)	$161,120	--	$161,120	--

(1)	No underwriter has been or will be engaged in connection with any Offering, and neither the BOR, nor any other entity, receives a finders’ fee or any underwriting or placement agent discounts or commissions in relation to any Offering.

(2)	The Company will utilize several service providers in connection with the Offering: (i) the BOR, as broker-dealer; (ii) McNamara and Associates, PLLC, as auditor; (iii) Clark Hill PLC, as legal counsel; (iv) DriveWealth, LLC, as the custodian; and (v) Atlantic Capital Bank, N.A., as escrow agent. All fees to such service providers shall be paid by the Manager and shall not be paid from the proceeds of the Offering.

(3)	The Manager will purchase at least a 0.5% interest in each Series Asset. There is no limit on the amount of Interests in a Series that the Manager or its affiliates may own.

(4)	Asset Seller may receive partial consideration for the sale of the Series Asset to the Series in the form of Series Interests. In such cases, the proceeds to be raised in the applicable Offering are limited to the amount required to fund the cash portion only of the purchase price.

DriveWealth, LLC (including any successor thereto, the “Custodian”) will be acting as the custodian of Interests and will hold accounts for Interest holders in connection with the Company’s offerings and is entitled to a custody fee which will be paid for by the Manager.

It is anticipated that the Company’s core business will be to acquire Series Assets for investment purposes in order to realize a gain on appreciation over time of the value of such Series Asset or to assist sellers of such Series Assets with the marketing and liquidation of such Series Assets via a fractionalized market. Each Series of the Company’s equity will acquire one or more of such Series Assets, which shall be known, respectively, as a “Series Asset” and, collectively, as the “Series Assets.” Any individuals, dealers, auction companies or similar enterprises which sell a Series Asset to the Company is referred to herein as an “Asset Seller.” Depending on the circumstances, the Company may initially consign the Series Asset from the Asset Seller before ultimately acquiring the Series Asset, may enter into a purchase agreement or purchase option agreement, or may acquire the Series Asset outright prior to the Offering. Series Assets include any higher value Series Asset not considered a stock or fixed income instrument, including without limitation, works of art, coins, trading cards, memorabilia, luxury goods, and real estate. Currently, neither the Company, nor any Series of the Company’s equity, owns or holds any Series Assets. The proceeds of an Offering will be used to acquire Series Assets for the respective Series. As a platform, our primary goal is to evaluate the fit of potential Asset Sellers for the platform which may include, but is not limited to, interviews, review of assets including previous assets sold, background checks, and reference checks. Individual Series Assets held by such Asset Sellers are selected by the Asset Seller and reviewed based on investment criteria that includes, but is not limited to, historical changes in asset value, verification of provenance, and expected investor appetite for the asset. The Company may also be an Asset Seller in some cases. See “Description of the Business” for additional information regarding Series Assets.

Every Management, LLC, a Delaware limited liability company (the “Manager”), is the initial member and manager of the Company - and is not initially associated with any Series. The Manager identifies and acquires Series Assets based on the investment criteria specified herein and serves as the manager for each Series. See “Use of Proceeds and Investment Criteria” section of this Offering Circular for a description of the investment criteria.

Interests represent an investment in a particular Series and, thus, indirectly the Series Assets. We do not anticipate that any Series will own any material assets other than the Series Assets associated with such Series.

A purchaser of an Interest may be referred to herein as an “Investor” or “Interest Holder.” There will be a separate closing with respect to each Offering (each, a “Closing”). The Closing of an Offering will occur on the earliest to occur of (i) the date subscriptions for the Total Maximum Interests for a Series have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Total Minimum Interests of such Series have been accepted. If a Closing has not occurred, an Offering will be terminated upon (i) the date which is one (1) year (which period may be extended with respect to a particular Series more than once by an additional six (6) months by the Manager in its sole discretion) from the date the Offering Circular or Amendment that is applicable to that Series is qualified by the U.S. Securities and Exchange Commission, or the “Commission”, or (ii) any date on which the Manager elects to terminate the Offering for a particular Series in its sole discretion. The proceeds of an Offering will be released from the applicable Escrow into the operating account of the Series once the Total Minimum for such Offering has been achieved. Proceeds of an Offering received after the Total Minimum for such Offering has been achieved may be received directly by the Series or continue to be received by the Escrow Agent and be immediately released to the operating account of the Series, until the Closing.

No securities are being offered by existing Interest Holders.

A purchase of an Interest in a Series does not constitute an investment in ether the Company or a Series Asset directly, or in any other Series. Any voting rights associated with a Series are limited to that particular Series. Investors are further limited by other terms of the Limited Liability Company Agreement of the Company with respect to their Series (as amended from time to time, the “Operating Agreement”), described further in this Offering Circular. Upon the authorization of a new Series, an amended or separate Operating Agreement will set forth the rights and obligations of the Manager and the members of such Series (each, a “Series Designation”). The Interests will be non-voting, except with respect to certain matters set forth in the Operating Agreement. The Manager thus retains significant control over the management of the Company, each Series and the Series Assets. Furthermore, because the Interests in a Series do not constitute an investment in the Company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, any other Series or the Series Assets thereof.

THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR ANY INTERESTS, AND AN ACTIVE MARKET MAY NOT DEVELOP OR BE SUSTAINED. IF AN ACTIVE PUBLIC OR PRIVATE TRADING MARKET FOR OUR SECURITIES DOES NOT DEVELOP OR IS NOT SUSTAINED, IT MAY BE DIFFICULT OR IMPOSSIBLE FOR YOU TO RESELL THE INTERESTS AT ANY PRICE. EVEN IF A PUBLIC OR PRIVATE MARKET DOES DEVELOP, THE MARKET PRICE COULD DECLINE BELOW THE AMOUNT YOU PAID FOR THE INTERESTS.

THE INTERESTS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, ARE HIGHLY SPECULATIVE IN NATURE, AND SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR INVESTMENT. THERE CAN BE NO ASSURANCE THAT THE COMPANY’S INVESTMENT OBJECTIVES WILL BE ACHIEVED OR THAT A SECONDARY MARKET WOULD EVER DEVELOP FOR THE INTERESTS, WHETHER VIA THIRD PARTY REGISTERED BROKER-DEALERS OR OTHERWISE. PROSPECTIVE INVESTORS SHOULD OBTAIN THEIR OWN LEGAL AND TAX ADVICE PRIOR TO MAKING AN INVESTMENT IN THE INTERESTS AND SHOULD BE AWARE THAT AN INVESTMENT IN THE INTERESTS MAY BE EXPOSED TO OTHER RISKS OF AN EXCEPTIONAL NATURE FROM TIME TO TIME. SEE THE “RISK FACTORS” SECTION OF THE OFFERING CIRCULAR.

GENERALLY, NO SALE MAY BE MADE TO YOU IN ANY OFFERING, IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED PERSONS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO HTTP://WWW.INVESTOR.GOV.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

TABLE OF CONTENTS

Every Assets I, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager and each Series of the Company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward looking statements, but the absence of these references does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company or Manager will be as currently anticipated. These forward-looking statements are not guarantees of future performance and involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

●	Our ability to identify both assets and sellers of assets appropriate for investment;
●	The development of a secondary market for any such assets;
●	Volatility in alternative investments;
●	The impact and duration of adverse conditions of the economy in general and the alternative investment markets in particular;
●	Competition; and
●	Other risks detailed from time to time in our publicly filed documents.

The list of risks and uncertainties set forth above is only a summary of what we believe are some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained in this Offering Circular and any accompanying supplement, including, without limitation, the “Risk Factors” section of this Offering Circular. New factors may also emerge from time to time that could materially and adversely affect us. All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. Should one or more of these risk or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in there forward- looking statements. You should not place undue reliance on any forward- looking statements and should not make an investment decision based solely on these forward-looking statements. These forward-looking statements speak only as of the date of this Offering Circular or the date of any applicable supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, services marks, and trade names that we use in connection with our business. This Offering Circular may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this Offering Circular is not intended to, and does not imply a relationship with us or any endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks, and trade names referred to in this Offering Circular may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, and trade names.

Additional Information

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell and seeking offers to buy, certain Series of Interests only in jurisdictions where offers and sales are permitted. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there by any sales of these securities in, any state or other jurisdiction in which such offer, solicitation or sale would be unlawful before registration or qualification of the offer and sale under the laws of such state or jurisdiction. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of a Series of Interests. Our business, financial condition, results of operations, and prospects may have changed since that date.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and in the Exhibits hereto. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the Interests. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company:	The Company is Every Assets I, LLC, a Delaware series limited liability company, formed June 22, 2022.
Series Assets and Offering Price Per Interest:

It is anticipated that the Company’s core business will be to acquire Series Assets for investment purposes in order to realize a gain on appreciation over time of the value of such Series Asset or to assist sellers of such Series Assets, referred to as Asset Sellers, with the marketing and sale of such Series Assets via a fractionalized market. Determination of suitability of Asset Sellers may include, but is not limited to interviews, review of assets including previous assets sold, background checks, and reference checks. Individual Series Assets held by such Asset Sellers are selected by the Asset Seller and reviewed based on investment criteria that includes, but is not limited to, historical changes in asset value, verification of provenance, and expected investor appetite for the asset on the platform. The Asset Seller may receive Interests in the Series as partial consideration for the acquisition of the Series Asset. There is no limit to the amount of Interests an Asset Seller may receive. Affiliates of the Company may be an Asset Seller in some cases. The Offering Price per Interest for each Series is detailed in the “Use of Proceeds and Investment Criteria” section of this Offering Circular. The Series involved in the Offerings are as follows:

Series: WOLVERINE

Collectible Type	Trading Cards (Non-sports, Marvel Universe)
Name	2015 Fleer Retro Marvel #41 Wolverine Precious Metal Gems (PMG) Green
Creator	Fleer Corporation
Condition	PSA 9 (Mint)
Certified	PSA Cert #64309008
Scarcity	Card #8 out of 10 total in the PMG Green Series
Description	The PMG Green is serial numbered to 10 and is considered by many to be the most sought after and valuable. Launched by Fleer/Skybox as inserts in the 1997-98 Metal Universe set, this 2015 Fleer Retro Marvel Wolverine presented in PMG Green is scarce and considered fragile, due to its delicate green foil, making high quality versions hard to come by today.

Series: SHOELESSJOE

Collectible Type	Trading Cards (Sports, Baseball)
Name	1909 E90-1 American Caramel Joe Jackson Rookie Card
Creator	American Caramel
Condition	PSA 1 (Poor), due primarily to damage on the reverse side of the card
Certified	PSA Cert #47000293
Scarcity	1 of 29 known to exist rated PSA 1
Description	1909-11 American Caramel E90-1. Considered by most vintage collectors to be Jackson’s true rookie card, the E90-1. This card was created by the American Caramel Company as part of a 120 card promotion and is one of the few that features the Jackson representing the City of Philadelphia. American Caramel cards were featured inside of packs of caramel candy.

Series: CR7

Collectible Type	Trading Cards (Sports, Soccer)
Name	Cristiano Ronaldo 2021 Score Black Autograph
Creator	Panini Score Serie A Score Signatures
Condition	Overall Card PSA 8 (Near Mint), Signature PSA 9 (Mint)
Certified	PSA Cert #66024604
Scarcity	Only card of this design with signature known to exist
Description	This is a unique card signed by Cristiano Ronaldo, widely regarded as one of the greatest soccer players of all time. He has won five Ballon d’Or awards and four European Golden Shoes, the most by a European Player.

Series: KOONS

Collectible Type	Art (Sculpture)
Name	Balloon Swan, Rabbit, and Monkey 2017 (Set of Three)
Creator	Jeff Koons, Contemporary Artist
Condition	The Rabbit (Red) and Monkey (Blue) are considered to be in mint condition. The Swan (Yellow) has some scratches.
Certified	Certificate of Authenticity included
Scarcity	Balloon Rabbit (Red) edition 669/999, Balloon Monkey (Blue) edition 256/999, and Balloon Swan (Yellow) edition 250/999
Description

This set of 3 balloon animals includes a Rabbit (Red), Monkey (Blue), and Swan (Yellow). These highly reflective porcelain balloon animals are inspired by twisted rubber balloon animals and a continuation of Jeff Koons’ “Celebration Series” from the 199os that included the iconic balloon dog. Created in 2017, the porcelain sculptures with chromatic coating were published by Bernardaud, Limoges, France (with their stamp on the underside). Each sculpture comes with the original box/packaging and numbered. The dimensions of each sculpture are provided below:

Rabbit (Red): 11 ½ x 5 ½ x 8 ¼ inches

Monkey (Blue): 9 ¾ x 8 ¼ x 15 ⅕ inches

Swan (Yellow): 9 ½ x 6 ½ x 8 ¼ inches

Securities offered:

Investors will acquire membership interests, issued in Units, in a Series of the Company, each of which is intended to be separate for purposes of assets, liabilities, profits and losses. It is intended that owners of an Interest in a Series will only have an interest in assets, liabilities, profits and losses pertaining to the specific Series Assets owned by that Series. See the “Description of Interests Offered” section for further details. The Interests will be non-voting except with respect to certain matters set forth in the Operating Agreement. The purchase of an Interest in a Series is an investment only in that Series (and with respect to that Series’ Series Assets) and not, for the avoidance of doubt, in (i) the Company or any affiliate of the Company, (ii) any other Series; (iii) the Series Assets associated with the Series or any Series Asset owned by any other Series.

Investors:

Each investor must be a “qualified purchaser.” See “Plan of Distribution and Subscription Procedure – Investor Suitability Standards” for further details. The Manager may, in its sole discretion, decline to admit any prospective Investor, or accept only a portion of such Investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, the Manager anticipates only accepting subscriptions from prospective Investors located in states where the BOR is registered.

Manager:

Every Management, LLC, a Delaware limited liability company, will be the Manager of the Company and of each Series. The Manager must acquire at least a 0.5% Interest in each Series in order to serve as the Manager of the Series. The Manager (or any affiliate of Manager) may, in its sole discretion, acquire additional Interests in a Series, on the same terms as all other Investors.

Advisory Board:

The Manager may, in its discretion, elect to assemble an advisory board for the Company or any one or more Series. If it so elects, such advisory board will be comprised of individuals possessing education or experience relevant to the Company or the applicable Series.

Broker:

Four Points Capital Partners, LLC will be the Broker of Record and as such is entitled to a brokerage fee, which shall be borne wholly by the Manager. The sale of membership interests is being reviewed by the BOR, a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a member of FINRA And SIPC, and is registered in each state where the offer or sales of the Interests will occur. It is anticipated that Interests will be offered and sold only in states where the BOR is registered as a broker-dealer. For the avoidance of doubt, the BOR does not and will not solicit the purchase of Interests or make any recommendations regarding the Interests to prospective investors.

Custodian:

The Company has entered into an agreement with DriveWealth, LLC for the purpose of holding the Interests in any of the Company’s offerings (the “Custody Agreement”). Each Investors’ account will be created upon the signing of the agreement with the Custodian and all Investors who previously purchased Interests in Offerings of the Company, ongoing or closed, would be required to opt in to allow the creation of an account for them.

Minimum and Maximum Interest Purchase:

The minimum subscription by an Investor is one (1) Unit of a Series and the maximum subscription by any Investor is for a number of Units representing ten percent (10%) of the total Interests of a Series, although such maximum may be waived by the Manager in its sole discretion. Such limits do not apply to the Manager and/or affiliates of the Manager.

Offering Size:

The Total Minimum for the Offerings is 30,400 Units with aggregate proceeds of $152,000.00, and the Total Maximum for the Offerings is 32,224 Units with aggregate proceeds of $161,120.00. The Company may offer a Total Minimum and Total Maximum of Interests in each Series Offering as set forth above and as detailed for each Series in the “Use of Proceeds and Investment Criteria” section of this Offering Circular.

Escrow Agent:	Atlantic Capital Bank, N.A.
Escrow:

The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest-bearing escrow account with the Escrow Agent and will not be commingled with the operating account of any Series, until if and when there is a Closing with respect to that Series.

When the Escrow Agent has received instructions from the Manager that the Offering will close, and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the Series.

If the applicable Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or reduced due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by the Manager.

Offering Period:

There will be a separate closing for each Offering. The Closing of an Offering for a particular Series will occur on the earliest to occur of (i) the date subscriptions for the Total Maximum Interests of such Series have been accepted by the Manager or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Total Minimum Interests of such Series have been accepted. If the Closing for a Series has not occurred, the applicable Offering shall be terminated upon (i) the date which is one year (which period may be extended with respect to a particular Series by an additional six months by the Manager in its sole discretion) from the date of this Offering Circular, or an Amendment hereof, as applicable, that is applicable to a particular Series, is qualified by the Commission, or (ii) any date on which the Manager elects to terminate such Offering in its sole discretion.

Additional Investors:	The Asset Seller, or their designee(s) may receive Interests in a Series in partial consideration for the acquisition of the Series Asset.

Use of proceeds:

The proceeds received by a Series from its respective Offering will be applied upon the Closing entirely to the purchase or procurement of all or part of the ownership interest in the Series Asset from the Asset Seller.

Expenses of the Series

All expenses related to the Offering, the acquisition of a Series Asset (excluding the purchase price or other consideration for procurement of such Series Asset or ownership interest in such Series Asset) and the operating expenses of the Company arising after procurement of the Series Asset shall be borne by the Manager.

Series Manager:	The Manager will be the manager of each Series and shall be responsible for managing each Series’ Series Assets, as described in the Series Designation for each Series.
Sourcing Fee:

The Manager will receive a fee from the Asset Seller in consideration of its assistance in the sourcing of a Series Asset (the “Sourcing Fee”). Unless otherwise agreed between the Manager and the Asset Seller, the Sourcing Fee will be an amount in cash set for each Series Asset typically equal to six percent (6.00%) of the purchase or procurement price of the applicable Series Asset, payable at the time of the closing of the Series Asset acquisition or procurement, or as otherwise agreed between the Manager and the Asset Seller. The Manager may use a portion of the Sourcing Fee to purchase Interests in the applicable Series.

Fiduciary Duties:

The Manager may not be liable to the Company, any Series or the Investors for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the Operating Agreement for the exculpation of the Manager. Therefore, Investors have a more limited right of action than they would have absent the limitation in the Operating Agreement.

Indemnification:

None of the Manager, or its affiliates, the Company, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, or the Company, members of the Advisory Board, nor persons acting at the request of the Company or any Series in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any Series or any Interest Holders, for any act or omission taken by the Indemnified Parties in connection with the business of the Company or a Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Company or, where relevant, each Series of the Company (whether offered hereunder or otherwise) will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties, or settlement of litigation, including fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Unless attributable to a specific Series or a specific Series Asset, the costs of meeting any indemnification will be allocated pro rata across each Series based on the value of each Series Asset.

Transfers:

The Manager may refuse a transfer by an Interest Holder of its Interest if such a transfer would result in (a) there being more than 2,000 beneficial owners in a Series or more than 500 beneficial owners that are not “accredited investors”, (b) the assets of a Series being deemed plan assets for purposes of ERISA, (c) such Interest Holder holding in excess of 19.9% of a Series, (d) result in a change of U.S. federal income tax treatment of the Company and/or a Series, or (e) the Company, any Series, or the Manager, its affiliates, being subject to additional regulatory requirements. Furthermore, transfers of Interests may only be effected pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and permitted by applicable state securities laws. See “Description of Interests Offered – Transfer Restrictions” for more information.

Governing law:

To the fullest extent permitted by applicable law, the Company and the Operating Agreement will be governed by Delaware law and any dispute in relation to the Company and the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except where federal law requires that certain claims be brought in federal courts, as in the case of claims brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the Delaware exclusive forum provision set forth in the Operating Agreement will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act, respectively, or the respective rules and regulations promulgated thereunder, or otherwise limit the rights of any Investor to bring any claim under such laws, rules or regulations in any United States federal district court of competent jurisdiction. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would be required to do so in the Delaware Court of Chancery to the extent the claim is not vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or for which the Delaware Court of Chancery does not have subject matter jurisdiction, or where exclusive jurisdiction is not permitted under applicable law.

RISK FACTORS

The Interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Interests, whether via third party registered broker-dealer or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective Investors should consider before investing in the Interests. Additional risk and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance and/or the value of the Interests. If any of these risks actually occur, the value of the Interests may be materially adversely affected. Prospective Investors should obtain their own legal and tax advice prior to making any investment in the Interests and should be aware that an investment in the Interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the Interests.

Risks relating to the structure, operation and performance of the Company

An investment in an Offering constitutes only an investing in that Series and not in the Company or directly in any Series Asset.

An Investor in an Offering will acquire an ownership interest in the Series of Interest related to that Offering and not, for the avoidance of doubt, in (i) the Company, (ii) any other Series of Interest, (iii) the Manager, or (iv) directly in the Series Asset associated with the Series or any Series Asset owned by any other Series of Interests.

A purchase of Interests in the Series does not constitute an investment in either the Company or the Series Asset directly. This results in limited voting rights of the Investor, which are solely related to a particular Series and are further limited by the Operating Agreement of the Company, described further in this Offering Circular. Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the Interest Holders and removal of the Manager for “cause.” The Manager thus retains significant control over the management of the Company and the Series Asset. Furthermore, because the Interests in the Series do not constitute an investment in the Company as a whole, holders of the Interests in the Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic interest of a holder in the Series will not be identical to owning a direct undivided interest in a Series Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders.

There is currently no public trading market for our securities and an active market in which investors can resell their Interests may not develop.

There is currently no public trading market for the Interests, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price. Even if a public or private market were to develop, the market price could decline below the amount you paid for your shares.

There may be state law restrictions on an Investor’s ability to sell the Interests.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stockbrokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for the Interests. There may be significant state blue sky law restrictions on the ability of Investors to sell, and on purchasers to buy, the Interests. In addition, during the first twelve (12) months of ownership, Tier 2 of Regulation A limits qualified resales of the Interests to thirty percent (30%) of the aggregate offering price of a particular offering. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

We do not have an operating history and, as a result, there is a limited amount of information about us on which to base an investment decision.

The Company and each Series, as well as the Manager, were recently formed and have not generated any revenues and have no operating history upon which prospective Investors may evaluate their performance. No guarantee can be given that the Company or any Series will achieve their investment objectives, that the value of the Series Asset will increase or that the Series Asset will be successfully monetized.

There can be no guarantee that the Company will reach its funding target from potential investors with respect to any Series or future proposed Series of Interests.

Due to the start-up nature of the Company, there can be no guarantee that the Company will reach its funding target from potential investors with respect to any Series or future proposed Series of Interests. In the event the Company does not reach a funding target, it may not be able to achieve its investment objectives.

There is substantial doubt about our ability to continue as a going concern.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

There are few businesses that have pursued a strategy or investment objective similar to the Company’s.

The number of other companies that have crowdfunded Series Assets in a manner like us is limited. The Company and the Interests may not gain market acceptance from potential Investors, potential Asset Sellers or service providers, including insurance companies, storage facilities or maintenance partners. This could result in an inability of the Manager to manage and monetize the Series Assets profitably. This could negatively affect the issuance of further Series of Interests and additional Series Assets being acquired by the Company.

We are reliant on the Manager and its respective personnel. Our business and operations could be adversely affected if the Manager loses key personnel.

The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Manager to source and manage the Series Assets. As the Manager has only been in existence for a short time, and is an early-stage startup company, it has no significant operating history that would evidence its ability to source, acquire, manage and utilize any Series Assets.

The success of the Company (and therefore, the Interests) will be highly dependent on the expertise and performance of the Manager and its respective teams, expert network and other investment professionals (which include third party experts) to source, manage and monetize Series Assets. There can be no assurance that these individuals will continue to be associated with the Manager. The loss of the services of one or more of these individuals could have a material adverse effect on the Series Assets and, in particular, their ongoing management and use to support the investment of the Interest Holders.

Furthermore, the success of the Company and the value of the Interests is dependent on there being critical mass from the market for the Interests and the Company being able to source a number of Series Assets in multiple Series. If the Company is unable to source additional Series Assets due to, for example, competition for such Series Assets or lack of Series Assets available in the marketplace, then this could materially and negatively affect the success of the Company and each Series by hindering its ability to acquire additional Series Assets through the issuance of further Series and monetizing them. Furthermore, there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained.

The Manager may have conflicts of interest that could negatively affect the performance of a Series and of the Company.

The Manager and their respective affiliates may have matters on which they have positions that conflict with the interests of the Company and its Investors that could negatively affect the performance of a Series and of the Company. See “Potential Conflicts of Interest.”

If the Company’s series limited liability company structure is not respected, then Investors may have to share any liabilities of the Company with all Investors and not just those who hold the same Series of Interests as them.

The Company is structured as a Delaware series limited liability company that issues a separate Series of Interests for each Series Asset. Each Series of Interest will merely be a separate Series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of Investors holding one Series of Interests is segregated from the liability of Investors holding another Series of Interests and the assets of one Series of Interests are not available to satisfy the liabilities of other Series of Interests. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law. While we are not aware of any jurisdiction not honoring this interpretation, some jurisdictions’ limited liability company statutes do not provide for series LLCs. Although series LLC legislation is increasingly being adopted, which should increase the likelihood that the separateness of the Series will be respected, there is uncertainty whether other jurisdictions will honor such interpretation. If the Company’s series limited liability company structure is not respected, then Investors may have to share any liabilities of the Company with all Investors and not just those who hold the same series of interests as them. Furthermore, while we intend to maintain separate and distinct records for each Series of Interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a particular Series to the liabilities of another Series of Interests. The consequence of this is that Investors may have to bear expenses which would adversely affect the value of their Interests or the likelihood of any distributions being made by the Series to the Investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series of Interests should be applied to meet the liabilities of the other Series of Interests or the liabilities of the Company generally where the assets of such other Series of Interests or of the Company generally are insufficient to meet our liabilities.

For the avoidance of doubt, at the time of this filing, none of the Company or any Series has commenced operations, are not capitalized and have no assets or liabilities and no Series will commence operations, be capitalized or have assets and liabilities until such time as a closing related to such Series has occurred

There can be no guarantee that any liquidity mechanism for secondary sales of Interests will develop or that registered broker-dealers will desire to facilitate liquidity in the Interests for a level of fees that would be acceptable to Investors or at all.

Liquidity for the interests would in large part depend on the market supply of and demand for interests, as well as applicable laws and restrictions under the Operating Agreement. There can be no assurance that trading will occur on a regular basis or at all. Further, the frequency and duration of any trading periods would be subject to adjustment by broker-dealers, who might not find the level of fees that could be generated by any market activity in the Interests to be attractive enough for them to be interested in starting or maintaining a market in the Interests.

The Manager and/or the Asset Seller may sell its Interests post-closing which may result in a reduction in value of the Interests if there are too many series interests available and not enough demand for those Interests

The Manager and/or the Asset Seller may arrange for some of the Interests it holds in a specific series of Interests to be sold by a broker pursuant to a “10b5-1 trading plan”. The Manager has no present intention to sell any Interests it may acquire, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the Interests. We cannot predict the inclination of any respective Asset Seller to sell its Interests. There is a risk that a sale by the Manager and/or Asser Seller may result in too many Interests being available for resale and the price of the relevant series of Interests decreasing as supply outweighs demand.

Abuse of our advertising or social platforms may harm our reputation or user engagement.

The Manager provides content or posts ads about the Company and Series through various social media platforms that may be influenced by third parties. Our reputation or user engagement may be negatively affected by activity that is hostile or inappropriate to other people, by users impersonating other people or organizations, by disseminating information about us or to us that may be viewed as misleading or intended to manipulate the opinions of our users, or by the use of the Manager’s products or services, that violates our terms of service or otherwise for objectionable or illegal ends. Preventing these actions may require us to make substantial investments in people and technology and these investments may not be successful, adversely affecting our business.

If we are unable to protect our intellectual property rights, our competitive position could be harmed, or we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to protect any proprietary technologies that we develop. We also will rely on service marks, trade secret laws, and confidentiality procedures to protect our intellectual property rights. There can be no assurance these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance we will be successful in such action. If we are unable to protect our intellectual property, it could have a material adverse effect on our business and on the value of the Interests.

Risks relating to the Offerings

We are offering the Interests pursuant to Tier 2 of Regulation A and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make the Interests less attractive to Investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements that may make an investment in the Interests less attractive to Investors who are accustomed to enhanced disclosure and more frequent financial reporting. The differences between disclosures for Tier 2 issuers versus those for emerging growth companies include, without limitation, only needing to file final semiannual reports as opposed to quarterly reports and far fewer circumstances that would require a current disclosure. In addition, given the relative lack of regulatory precedent regarding the recent amendments to Regulation A, there is some regulatory uncertainty in regard to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. For example, a number of states have yet to determine the types of filings and amount of fees that are required for such an offering. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the Interests, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of Series Assets and create economies of scale, which may adversely affect the value of the Interests or the ability to make distributions to Investors.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

If a regulator determines that the activities of the Manager require its registration as a broker-dealer, Manager may be required to cease operations and any Series of Interests offered and sold without such proper registration may be subject to a right of rescission.

The sale of membership interests is being reviewed by the BOR, a broker-dealer registered under the Exchange Act and member of FINRA, which is registered in each state where the offer or sales of the Interests will occur. It is anticipated that Interests will be offered and sold only in states where the BOR is registered as a broker-dealer. For the avoidance of doubt, the BOR will not solicit purchases and will not make any recommendations regarding the Interests. Neither the BOR, nor any other entity, receives a finder’s fee or any underwriting or placement agent discounts or commissions in relation to any Offering of Interests. If a regulatory authority determines that the Manager, which is not a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities that require registration, the Manager may need to stop operating and therefore, the Company would not have an entity managing the Series’ Series Assets. In addition, if the Manager is found to have engaged in activities requiring registration as “broker-dealer” without either being properly registered as such, there is a risk that any Series of Interests offered and sold while the Manager was not so registered may be subject to a right of rescission, which may result in the early termination of the Offerings.

If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Manager and may divert attention from management of the Series Assets by the Manager or could cause the Manager to no longer be able to afford to run our business.

The Exchange Act requires issuers with more than $10 million in total assets to register its equity securities under the Exchange Act if its securities are held of record by more than 2,000 persons or 500 persons who are not “accredited investors.” While our Operating Agreement presently prohibits any transfer that would result in any Series being held of record by more than 2,000 persons or 500 non-“accredited investors,” there can be no guarantee that we will not exceed those limits and the Manager has the ability to unilaterally amend the Operating Agreement to permit holdings that exceed those limits. Series may have more than 2,000 total Interests, which would make it more likely that there accidentally would be greater than 2,000 beneficial owners of or 500 non- “accredited investors” in that Series. If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Manager and may divert attention from management of the Series Assets by the Manager or could cause the Manager to no longer be able to afford to run our business.

If the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager may be forced to liquidate and wind up each Series of Interests or rescind the Offerings for any of the Series or the offering for any other Series of Interests.

The Company and Manager are not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. The Company and the Manager has taken the position that the Series Assets are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act, and thus the Company’s assets will consist of less than 40% investment securities under the Investment Company Act and the Manager are not and will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager may be forced to liquidate and wind up each Series of Interests or rescind the Offerings for any of the Series or the offering for any other Series of Interests.

Possible Changes in Federal Tax Laws.

The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any Series of Interests of the Company would be limited to prospective effect. For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Interests of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions now only qualify for that treatment with respect to real property. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risks Specific to the Industry and the Asset Class

Potential negative changes within the asset class.

Series Assets as an asset class is subject to various risks, including, but not limited to, currency fluctuations, changes in tax rates, consumer confidence and brand exposure, as well as risks associated with the asset class in general, including, but not limited to, economic downturns and the availability of desirable assets. Changes in the asset class could have a material and adverse effect upon the Company’s ability to achieve its investment objectives of acquiring additional Series Assets through the issuance of further Series of Interests.

Lack of Diversification.

It is not anticipated that any Series would own assets other than its respective Series Assets and amounts earned by such Series from any potential monetization of the Series Asset. Investors looking for diversification will have to create their own diversified portfolio by investing in other opportunities in addition to any one Series.

Industry concentration and general downturn in industry.

The value of Series Assets may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in the asset class. In the event of a downturn in the industry, the value of the Series Assets is likely to decrease.

Volatile demand for the assets in the Asset Class

Volatility of demand for Series Assets differs, including type of Series Asset, and may adversely affect a Series’ ability to achieve its investment purpose. Demand for high value Series Assets depends to a large extent on general, economic, political, and social conditions in a given market as well as the tastes of the collector community resulting in changes of which Series Assets are most sought after.

Volatility in demand may lead to volatility in the value of the Series Assets, which may result in further downward price pressure and adversely affect the Company’s ability to achieve its objective of acquiring additional Series Assets through the issuance of further Series of Interests and potential monetization of Series Assets through exhibiting them at public events, or any comparable monetization activities as the Manager may deem advisable.

In addition, the lack of demand may reduce any further issuance of Series of Interests and acquisition of more Series Assets or the value of existing Interests. These effects may have a more pronounced impact given the limited number of Series Assets held by the Company in the short-term.

We will rely on data from past auction sales and insurance data, among other sources, in determining the value of the Series Assets, and have not independently verified the accuracy or completeness of this information. As such, valuations of the Series Assets may be subject to a high degree of uncertainty and risk.

As explained in “Description of the Business”, the asset class is difficult to value. Although we hope to create a platform that will help create a market by which the Interests (and, indirectly, the Series Assets) may be more accurately valued due to the creation of a larger market for the asset class than exists from current means. Until that occurs, however, valuations of the Series Assets will be based upon the subjective approach taken by the members of the Manager’s expert network and members of any advisory board the Company may establish, valuation experts appointed by the Asset Seller or other data provided by third parties (e.g., auction results and previous sales history). Due to the lack of third-party valuation reports and potential for one-of-a-kind assets, the value of the Series Assets may be more difficult for potential investors to compare against a market benchmark. Furthermore, if similar assets to the Series Assets are created or discovered it could in turn negatively affect the value of the Series Assets. The Manager sources data from past auction sales results and insurance data; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

Risks relating to the Series Assets

The value of the Series Assets and, consequently, the value of an Investor’s Interests can go down as well as up.

Valuations are not guarantees of realizable price, do not necessarily represent the price at which the Interests may be sold and the value of the Series Assets may be materially affected by a number of factors outside the control of the Company, including, any volatility in the economic markets, the condition of the Series Assets and physical matters arising from the state of their condition.

Competition in the Series Assets from other business models.

There is potentially significant competition for various Series Assets from many different market participants, including those with existing fractional ownership offerings. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers, trade fares and auction houses continue to play an increasing role. Furthermore, the presence of corporations such as eBay, Shopify or Amazon in the Series Assets adds further competition from non-traditional players.

This competition may negatively affect the liquidity of the Interests, as it is dependent on the Company acquiring attractive and desirable Series Assets to ensure that there is an appetite of potential investors for the Interests.

The valuation of a Series Asset may be negatively affected by the reputation of any person, group, including the manufacturer or creator, or matter with which it is associated.

The value of a Series Asset is likely to be connected to its association with, a certain person, group (including the manufacturer or creator) or in connection with certain events. In the event that such person, group or event loses public affection, then this may adversely impact the value of the Series Asset and therefore, the Series of Interests that relate to such Series Asset.

Title, authenticity or infringement claims on a Series Asset.

There is no guarantee that a Series Asset will be free of any claims regarding title and authenticity (e.g., counterfeit, altered, manipulated, or previously stolen items) even after verification through a third-party authenticator, or that such claims may arise after acquisition of a Series Asset by a Series of Interests. The Company may not have complete ownership history or records for a Series Asset. In the event of a title or authenticity claim against the Company, the Company may not have recourse against the Asset Seller or the benefit of insurance and the value of the Series Asset and the Series that relates to that Series Asset, may be diminished.

There are risks associated with reliance on third party authenticators.

While there is no guarantee that a Series Asset will be free of fraud, where appropriate we may have a Series Asset graded or authenticated by a reputable firm. In the event of an authenticity claim against an authenticated item, the Company may have recourse for reimbursement from the authenticator, although there can be no guarantee of the Company’s ability to collect or the authenticator’s ability to pay.

Furthermore, authenticators may occasionally make mistakes by either giving their approval or grade to a counterfeit asset. Sometimes this mistake is not uncovered until years later when evidence to the contrary surfaces or updated scientific methods are applied. The Company may not have recourse, if such an event occurs, and the value of the Series Asset will likely deteriorate. A piece of a Series Asset may also be mislabeled by an authenticator such as giving it the wrong year or attributing it to the wrong person, which may adversely affect its value.

Additionally, it is possible that there are unknown issues with a Series Asset that are not immediately apparent but arise at a later date. For example, prior storage and display methodologies for a Series Asset might have adverse effects that are only apparent at a later date. Even through the asset undergoes an authentication process, there are still scenarios where these issues may not be apparent at the time of authentication. Finally, there is reputational risk of the authenticator, which may fall out of favor with collectors, which may impact the value of all items authenticated by the particular authenticator.

Third party liability.

Each Series will assume all of the ownership risks attached to its Series Asset, including third party liability risks. Therefore, a Series may be liable to a third party for any loss or damages incurred by such third party in connection with the Series’ Series Asset. This would be a loss to the Series and, in turn, adversely affect the value of the Series and would negatively impact the ability of the Series to make distributions.

A Series Asset may be lost or damaged by causes beyond the Company’s control while being transported or when in storage or on display. There can be no guarantee that insurance proceeds will be sufficient to pay the full market value of a Series Asset which has been damaged or lost which will result in a material and adverse effect in the value of the related Interests.

Any Series Asset may be lost or damaged by causes beyond the Company’s control when in storage or on display. There is also a possibility that a Series Asset could be lost or damaged while being exhibited at a public event. Any damage to a Series Asset or other liability incurred as a result of participation in these programs, including personal injury to participants, could adversely impact the value of the Series Asset or adversely increase the liabilities of its related Series of Interests. Further, when a Series Asset has been purchased, it will be necessary to transport it to the Manager’s preferred storage location or as required to participate in any public event. A Series Asset may be lost or damaged in transit, and transportation, insurance or other expenses may be higher than anticipated due to the location of particular events.

Although we intend for the Series Assets to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that a Series Asset can be replaced on a like-for-like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities that may exist), if any, of the Interests. In the event that damage is caused to a Series Asset, this will impact the value of the Series Asset, and consequently, the Interests related to the Series Asset, as well as the likelihood of any distributions being made by the applicable Series to its Investors.

Insurance of Series Assets may not cover all losses which will result in a material and adverse effect in the valuation of the Series related to such damaged Series Assets.

Insurance of any Series Asset may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore a Series’ economic position with respect to its affected Series Asset.

Forced sale of Series Assets.

The Company may be forced to cause its various Series to sell one or more of the Series Assets (e.g., upon the bankruptcy of the Manager) and such a sale may occur at an inopportune time or at a lower value than when the Series Assets were first acquired or at a lower price than the aggregate of costs, fees and expenses used to purchase the Series Assets. In addition, there may be liabilities related to the Series Assets on the balance sheet of any Series at the time of a forced sale, which would be paid off prior to Investors receiving any distributions from a sale. In such circumstances, the capital proceeds from any Series Asset and, therefore, the return available to Investors of the applicable Series, may be lower than could have been obtained if the Series held the Series Asset and sold it at a later date.

Environmental damage could negatively affect the value of a Series Asset which will result in a material and adverse effect in the value of the related Interests.

Improper storage may lead to the full or partial destruction of an item. Some of the defects may not be initially visible or apparent and may only become visible at a later date at which point the value of the Series Asset and in turn the Series may be negatively affected.

Risks Related to Ownership of Interests

As an Investor, you will have limited voting rights.

The Manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the Investors. The Investors only have limited voting rights in respect of the Series of Interests. Investors will therefore be subject to any amendments the Manager makes (if any) to the Operating Agreement and allocation policy and also any decision it takes in respect of the Company and the applicable Series, which the Investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions and such amendments or decisions may not be in the best interests of all of the Investors as a whole but only a limited number.

Furthermore, the Manager can only be removed as manager of the Company and each Series in very limited circumstances, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company or a Series of Interests. Investors would therefore not be able to remove the Manager merely because they did not agree, for example, with how the Manager was operating a Series Asset.

The offering price for the Interests may not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets that may be agreed to between purchasers and sellers in private transactions or that may prevail in the market if and when Interests can be traded publicly.

The price of the Interests is a derivative result of negotiations with Asset Sellers based upon various factors including prevailing market conditions. These prices do not necessarily accurately reflect the actual value of the Interests or the price that may be realized upon disposition of the Interests.

If a market ever develops for the Interests, the market price and trading volume of Interests may be volatile.

If a market develops for the Interests, the market price of the Interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, the Series Assets or the series, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of the Interests may decline as well.

In addition, fluctuations in operating results of a particular series of interest or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Funds from purchasers accompanying subscriptions for the Interests will not accrue interest while in escrow.

The funds paid by a subscriber for Interests will be held in a non-interest-bearing escrow account until the admission of the subscriber as an Investor in the applicable Series, if such subscription is accepted. Purchasers will not have the use of such funds or receive interest thereon pending the completion of the Offering. No subscriptions will be accepted, and no Interests will be sold unless valid subscriptions for the Offering are received and accepted prior to the termination of the applicable Offering. It is also anticipated that subscriptions will not be accepted from prospective Investors located in states where the BOR is not registered as a broker-dealer. If we terminate an Offering prior to accepting a subscriber’s subscription, escrowed funds will be returned promptly, without interest or deduction, to the proposed Investor.

Any dispute in relation to the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except when federal law requires that certain claims be brought in federal courts. Our Operating Agreement, to the fullest extent permitted by applicable law, provides for Investors to waive their right to a jury trial.

Each Investor will covenant and agree not to bring any claim in any venue other than the Court of Chancery of the State of Delaware, or if required by U.S. federal law, a U.S. federal court, as in the case of claims brought under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement and such claim was governed by state law, it would have to bring such claim in the Delaware Court of Chancery. Our Operating Agreement, to the fullest extent permitted by applicable law and subject to limited exceptions, provides for Investors to consent to exclusive jurisdiction to Delaware Court of Chancery and for a waiver of the right to a trial by jury, if such waiver is allowed by the court where the claim is brought.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the Delaware, which govern our Operating Agreement, by a federal or state court in the State of Delaware, which has exclusive jurisdiction over matters arising under the Operating Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial.

We believe that this is the case with respect to our Operating Agreement and the Interests. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Operating Agreement. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Operating Agreement with a jury trial. No condition, stipulation or provision of the Operating Agreement or the Interests serves as a waiver by any Investor or beneficial owner of the Interests or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, the Company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and the Company believes that the provision does not impact the rights of any Investor or beneficial owner of the Interests to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions may have the effect of limiting the ability of Investors to bring a legal claim against us due to geographic limitations and may limit an Investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Furthermore, waiver of a trial by jury may disadvantage an investor to the extent a judge might be less likely than a jury to resolve an action in the investor’s favor. Further, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could materially and adversely affect our business and financial condition.

POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the Interests, in particular relation to the Company, the Manager and the Series Assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts that prospective Investors should consider before investing in the Interests.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our Operating Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to Investors and the value of the Interests. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the Manager and their respective employees or affiliates.

The Manager will engage with, on behalf of the Company, a number of brokers, dealers, Asset Seller, insurance companies, storage providers and other service providers and thus may receive in-kind discounts, for example, free shipping or servicing. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of the Manager and not the Company, or may apply disproportionately to other series of interests. The Manager may be incentivized to choose a broker, dealer or Asset Seller based on the benefits they are to receive, or all Series of Interests collectively are to receive rather than that which is best for the Series.

Members of the expert network and any advisory board created by the Company are often sports memorabilia dealers and brokers themselves and therefore will be incentivized to sell the Company their own sports memorabilia collectibles at potentially inflated market prices. In certain cases, a member of any advisory board created by the Company could be the Asset Seller and could receive an identification fee for originally locating the asset. In some cases, affiliates of the Asset Manager may receive the Sourcing Fee and other fees for presenting assets to the Company to purchase on behalf of a Series of Interests.

The Manager’s ownership of multiple series of interests may result in conflicts.

The Manager or its affiliates will obtain interests in each series of interests for their own accounts and may transfer these interests, either directly or through brokers. While the Manager or its affiliates do not currently intend to transfer these Interests prior to the liquidation of a Series Asset, in the future, they may, from time to time, transfer these interests, either directly or through brokers, via any liquidity platform that we might develop, or otherwise, subject to the restrictions of applicable securities laws and filing any necessary amendment to this Offering Circular. Depending on the timing of the transfers, this could negatively affect the interests held by the Investors (e.g., driving price down because of supply and demand and over availability of interests). This ownership in each of the series of interests may result in a divergence of interests between the Manager and the Investors who hold only one or certain series of interests (e.g., the Manager or its affiliates, if registered as a broker-dealer with the Commission, may disproportionately market or promote a certain series of interests, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of such series of interests).

Conflicting interests of the Manager and the Investors.

The Manager or its affiliates may receive as part of the Sourcing Fee from Asset Sellers an Interest in the Series on the same terms as all other Investors. The Manager is obligated to acquire at least a 0.5% Interest of all Offerings in order to serve as the Manager of the Series. However, the Manager may, in its sole discretion, acquire additional Interests, at the same terms as all other Investors. If there is a lack of demand for Interests in a particular Series during such Series’ initial offering, the Manager, or an affiliate of Manager, in its sole discretion may acquire additional Interests (at the same terms as all other Investors) in order for an offering for such Series of Interests to have a Closing. The Manager will engage in such activity in the future if it reasonably believes at such time this to be in the best interests of Investors or potential Investors. Such activity may result in a reduced level of liquidity in the secondary trading market for any Series in which it makes such a decision.

The Manager will determine whether to liquidate the Series Asset, should an offer to acquire the whole Series Asset be received. It is expected that the Manager would receive fees from the acquirer of the Series Asset and therefore may be incentivized to accept an offer. When determining to liquidate a Series Asset, the Manager will do so considering all the circumstances at the time, this may result in obtaining a price for a Series Asset that is in the best interests of a substantial majority but not all the Investors.

The Manager may be incentivized to use more popular Series Assets at public events in an effort to generate additional interests in a Series Asset. The use of Series Assets at the such public events could increase the risk of the Series Asset getting damaged and could impact the value of the Series Asset and, as a result, the value of the related Series of Interests. The Manager may therefore be conflicted when determining whether to use the Series Assets at a public event.

Except with respect to certain matters set forth in the Operating Agreement, the Manager has the ability to unilaterally amend the Operating Agreement. As the Manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of the Company or the Series or may amend it in a way that is not beneficial for all Investors. In addition, the Operating Agreement seeks to limit the fiduciary duties that the Manager owes to its Investors. Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the Investors. See “Description of the Interests Offered” for more information.

Manager’s Fees and Compensation

None of the compensation set forth under “Compensation of the Manager” was determined by arms’ length negotiations. Investors must rely upon the duties of the Manager of good faith and fair dealing to protect their interests, as qualified by the Operating Agreement. While the Manager believes that the consideration is fair for the work being performed, there can be no assurance made that the compensation payable to the Manager will reflect the true market value of its services.

Conflicts between the Advisory Board and the Company.

The Operating Agreement of the Company provides that the resolution of any conflict of interest approved by any advisory board that the Company may establish shall be deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. As part of the remuneration package such advisory board members, they may receive an ownership stake in the Manager. This may incentivize such advisory board members to make decisions in relation to the Series Assets that benefit the Manager rather than the Company.

As a number of potential advisory board members are in the sports memorabilia collectibles industry, they may seek to sell collectibles to, acquire collectibles from, or service collectibles owed by, the Company.

Conflicts between the Legal Counsel, the Company and the Parties.

The counsel of the Company (“Legal Counsel”) is also counsel to the Manager and their respective affiliates and may serve as counsel with respect to other series of interests (collectively, the “Manager Affiliates”). Because Legal Counsel represents both the Company and the Manager Affiliates, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between the Company and any of the Manager Affiliates, Legal Counsel may represent the Manager Affiliates and not the Company or the Series. Legal Counsel may, in the future, render services to the Company or the Manager Affiliates with respect to activities relating to the Company as well as other unrelated activities. Legal Counsel is not representing any prospective Investors of any Series Interests in connection with this Offering and will not be representing the members of the Company other than the Manager, although the prospective Investors may rely on the opinion of legality of Legal Counsel provided as Exhibit 12. Prospective Investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in any Series that we offer.

MANAGER OWNERSHIP OF SERIES INTERESTS

The Manager or its affiliates must acquire a minimum of 0.5% of the Interests in connection with any Offering; however, the Manager and/or its affiliate may acquire greater than this amount of the Interests, without any limitation. In all circumstances, the Manager or its affiliate shall purchase Interests the price per share offered to Investors hereunder.

USE OF PROCEEDS AND INVESTMENT CRITERIA

The net proceeds to a Series from the sale of Interests will vary depending upon the total number of Interests sold, subject to the Total Maximum and Total Minimum. The difference between the Total Minimum and the Total Maximum is typically equal to the amount of the Sourcing Fee payable to the Manager by the Asset Seller. There is no guarantee that we will be successful at selling any of the securities being offered in this Offering or that we will successfully reach the Total Minimum. If there is a lack of demand for Interests in a particular Series during such Series’ initial offering, the Manager, or an affiliate of Manager, in its sole discretion may acquire Interests (at the same terms as all other Investors) in order for an offering for such Series to reach its Total Minimum and have a Closing or to reach the Total Maximum. The Manager is not obligated to acquire Interests in excess of 0.5% of the total Interests offered by a Series. In the event the Total Minimum for a Series Offering is not achieved, and the Manager or its affiliates do not acquire Interests to achieve the Total Minimum, such Series offering may terminate, in which case all proceeds received from Investors in escrow for such Series Offering shall be returned to such Investors. In the event the Total Minimum, but not the Total Maximum, is achieved, as an alternative to acquiring additional Interests, the Manager may waive some or all of the Sourcing Fee or otherwise attempt to renegotiate the Purchase Price or the Sourcing Fee with the Asset Seller. We would only exercise the purchase option, or otherwise consummate a purchase of the Series Asset, with the Asset Seller if at least the Total Minimum is raised in the Offering and the Manager waives the necessary amount of the Sourcing Fee or the Manager and Asset Seller are otherwise able to renegotiate the Purchase Price or Sourcing Fee. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may vary from the amounts used in the following illustrations based on the actual amount of proceeds raised between the Total Minimum and the Total Maximum. All of the proceeds raised in an Offering, being any amount between the Total Minimum and the Total Maximum, will be used for the acquisition of the Series Asset.

The following summarizes the anticipated acquisition transactions for which the proceeds will be used by each Series:

SERIES: WOLVERINE

On October 18, 2022, the Manager, on behalf of the Series, entered into an Exclusive Purchase Option Agreement with Dave & Adam’s Card World LLC, an unaffiliated third party (a copy of which is attached to this Circular), pursuant to which the exclusive option period ends on February 18, 2023. The total purchase price is expected to be $47,700, and the Manager will receive a Sourcing Fee from the Asset Seller of $2,700 upon the exercise of the option and closing of the acquisition of the Series Asset by the Series. If the proceeds of the Offering reach the Total Maximum for the Series, the Manager (on behalf of and in the name of the Series) shall exercise the purchase option and consummate the acquisition of the Series Asset, If at least the Total Minimum for the Series, but less than the Total Maximum for the Series, is raised in the Offering, the Series may attempt to renegotiate the purchase price in order to proceed with the acquisition of the Series Asset, in which event, the Sourcing Fee to the Manager may be reduced. The Manager or one or more of its affiliates intends to acquire at least 0.5% of the Series Interests at the same price as other Investors. There is no limit on the amount of Series Interests the Manager or its affiliates may acquire or own. All of the cash proceeds raised in the Offering will be used to acquire the Series Assets, and the Series my use any amount of the Series Interests as partial, in-kind, consideration, payable to the Asset Seller, to acquire the Series Asset.

SERIES: SHOELESSJOE

"Shoeless Joe" Jackson E90-1 (Shoeless) Joe Jackson PSA 1

On October 31, 2022, the Manager, on behalf of the Series, entered into an Exclusive Purchase Option Agreement Just Collect, Inc., an unaffiliated third party (a copy of which is attached to this Circular), pursuant to which the exclusive option period ends on January 31, 2023. The total purchase price is expected to be $50,880, and the Manager will receive a Sourcing Fee from the Asset Seller of $2,880 upon the exercise of the option and closing of the acquisition of the Series Asset by the Series. If the proceeds of the Offering reach the Total Maximum for the Series, the Manager (on behalf of and in the name of the Series) shall exercise the purchase option and consummate the acquisition of the Series Asset, If at least the Total Minimum for the Series, but less than the Total Maximum for the Series, is raised in the Offering, the Series may attempt to renegotiate the purchase price in order to proceed with the acquisition of the Series Asset, in which event, the Sourcing Fee to the Manager may be reduced. The Manager or one or more of its affiliates intends to acquire at least 0.5% of the Series Interests at the same price as other Investors. There is no limit on the amount of Series Interests the Manager or its affiliates may acquire or own. All of the cash proceeds raised in the Offering will be used to acquire the Series Assets, and the Series my use any amount of the Series Interests as partial, in-kind, consideration, payable to the Asset Seller, to acquire the Series Asset.

SERIES: CR7

Cristiano Ronaldo 2021 Score Black Autograph 1/1 PSA 8 with 9 Auto.

On October 25, 2022, the Manager, on behalf of the Series, entered into an Exclusive Purchase Option Agreement Kunal Ahuja, an unaffiliated third party (a copy of which is attached to this Circular), pursuant to which the exclusive option period ends on February 25, 2023. The total purchase price is expected to be $9,540, and the Manager will receive a Sourcing Fee from the Asset Seller of $540 upon the exercise of the option and closing of the acquisition of the Series Asset by the Series. If the proceeds of the Offering reach the Total Maximum for the Series, the Manager (on behalf of and in the name of the Series) shall exercise the purchase option and consummate the acquisition of the Series Asset, If at least the Total Minimum for the Series, but less than the Total Maximum for the Series, is raised in the Offering, the Series may attempt to renegotiate the purchase price in order to proceed with the acquisition of the Series Asset, in which event, the Sourcing Fee to the Manager may be reduced. The Manager or one or more of its affiliates intends to acquire at least 0.5% of the Series Interests at the same price as other Investors. There is no limit on the amount of Series Interests the Manager or its affiliates may acquire or own. All of the cash proceeds raised in the Offering will be used to acquire the Series Assets, and the Series my use any amount of the Series Interests as partial, in-kind, consideration, payable to the Asset Seller, to acquire the Series Asset.

SERIES: KOONS

Porcelain sculptures with chromatic coating and part of the latest release by Jeff Koons in his balloon animal series.

On October 27, 2022, the Manager, on behalf of the Series, entered into an Exclusive Purchase Option Agreement David Benrimon Fine Art, an unaffiliated third party (a copy of which is attached to this Circular), pursuant to which the exclusive option period ends on February 27, 2023. The total purchase price is expected to be $53,000, and the Manager will receive a Sourcing Fee from the Asset Seller of $3,000 upon the exercise of the option and closing of the acquisition of the Series Asset by the Series. If the proceeds of the Offering reach the Total Maximum for the Series, the Manager (on behalf of and in the name of the Series) shall exercise the purchase option and consummate the acquisition of the Series Asset, If at least the Total Minimum for the Series, but less than the Total Maximum for the Series, is raised in the Offering, the Series may attempt to renegotiate the purchase price in order to proceed with the acquisition of the Series Asset, in which event, the Sourcing Fee to the Manager may be reduced. The Manager or one or more of its affiliates intends to acquire at least 0.5% of the Series Interests at the same price as other Investors. There is no limit on the amount of Series Interests the Manager or its affiliates may acquire or own. All of the cash proceeds raised in the Offering will be used to acquire the Series Assets, and the Series my use any amount of the Series Interests as partial, in-kind, consideration, payable to the Asset Seller, to acquire the Series Asset.

The Company treats Series Assets as collectibles and therefore does not expect to depreciate or amortize any such Series Assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion and analysis and other parts of this offering statement contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this offering circular.

The Company’s core business will include acquiring alternative assets (each a Series Asset as defined in this Circular) for investment purposes in order to realize a gain on appreciation over time of the value of such alternative assets, and assisting third-party owners of such alternative assets with the marketing and sale or liquidation thereof. This includes acquiring, securitizing, and fractionalizing ownership of the Series Assets, as well as providing marketing and sales support. To facilitate fractionalized ownership of such assets, for each Series Asset, the Company creates and designates an independent series of its Equity Interests (each a Series as defined in this Circular) to identify and provide for the acquisition or procurement thereof. Interests in the Series are then sold to investors, allowing such investors to indirectly own a fraction of the applicable Series Asset.

To facilitate the Company’s core business, each Series, respectively, utilizes what the Company believes to be the first true alternative investment platform (the “Every Platform”), which was developed by and licensed to each Series by Company’s affiliate, Invest Every, Inc. We will use the Every Platform to consummate matches among investors and Asset Sellers, as well as facilitate the sale and exchange of alternative assets, thereby enabling value creation for all participants.

Every Platform and Overview of Offerings

We will conduct the Offerings on the Every Platform for shares offered pursuant to this Circular. The Every Platform is owned and operated by Company’s affiliate, Invest Every, Inc. The Every Platform is integrated with and relies upon the BOR (to facilitate initial Offerings) and Templum Markets, LLC (“Templum”), a SEC-registered broker-dealer and member of FINRA and SIPC (to facilitate secondary opportunities for Investors to sell their Interests). The Templum systems, networks, and databases (the “Templum System”) is integrated with the Every Platform via secure API integrations and interfaces. The Every Platform includes an interface to the Templum System that links to online forms where information is collected from new investor candidates. Such information is used to perform AML, KYC, accreditation, and investor suitability testing, as appropriate, some of which is shared with the BOR for initial Offerings. Once the necessary testing is complete, the BOR completes a final review and approval or denial of each Investor. Interests are distributed exclusively through the Every Platform.

Through the Every Platform, Investors can:

●	Browse and screen potential investments,
●	Provide us with information, including information required to determine whether they are qualified to invest in an offering, and sufficient to satisfy our compliance obligations under applicable laws,
●	Obtain information about offerings, including current and future SEC filings; and
●	Indicate interest in participating in offerings and, with respect to qualified offerings, sign legal documents electronically.

We will not pay Invest Every, Inc., the owner of the Every Platform, any sales commissions or other remuneration for hosting the Offerings on the Every Platform. Neither Invest Every, Inc., nor any other affiliated entity involved in the offer and sale of the Interests, is currently a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the shares.

Initial Offerings

For initial Offerings, on the Every Platform, Investors indicate their interest in acquiring an Interest in a Series Offering and complete a subscription agreement. Subscriptions are initially held in escrow. Once at least the Total Minimum, and until the Total Maximum, amount is reached for a Series Offering, the subscriptions are released from escrow and transferred via secured APIs from the Every Platform to the Templum System, and the BOR approves or declines each subscription. Approved subscriptions are funded from the escrow over to the applicable Series, and declined subscriptions are returned to the respective Investor.

Secondary Offerings

An electronic alternative trading system (ATS), operated by Templum (the “Templum ATS”) is expected to facilitate secondary trading of the Interests commencing no sooner than the three-month anniversary of the date a Series Offering is fully subscribed. The Templum ATS will enable a holder of Interests to post live bids and offers to sell the Interests during trading windows, provided that trades will actually occur only during regular trading hours that substantially mirror the trading hours on national securities exchanges.

In order to execute a secondary transaction on the Templum ATS, a buyer or seller of shares must create a brokerage account with DriveWealth, LLC (the “Settling Broker”). To buy Interests on the Templum ATS, investors must also fund the brokerage account in an amount sufficient to pay the full purchase price. Owners of Interests may submit bids and ask quotes to sell Interests, and any such transactions will be executed by the Settling Broker and matched through the Templum ATS.

The applicable Series of the Company will directly notify holders of the Interests when such Interests are eligible for posting on the Templum ATS and will file a notification of such availability on Form 1-U at such time. For so long as the Series exists and its Interests are available for resale on the Templum ATS, the Company will continue to file reports under Rule 257 of Regulation A.

For executing trades of the Interests on the Templum ATS, Templum will receive a fee of one percent (1%) from the seller and one percent (1%) from the buyer of the Interests.

Due to regulatory compliance restrictions, the Templum ATS or certain features of the Templum ATS will not be available to residents of certain foreign countries. In addition, Interests held by affiliates of the Company are “control” securities under U.S. federal securities laws and are subject to restrictions on transfer. Investors that hold more than 10% of the Company’s voting shares may be deemed an affiliate of the Company and may be unable to participate on the Templum ATS or otherwise freely transfer Interests. The Series or Templum may require you to provide a legal opinion and or other information to determine your affiliate status.

There can be no assurance that the Templum ATS will provide an effective means of selling Interests. In light of a variety of factors, including, without limitation, the relatively small market capitalization of a Series, we cannot guarantee that the Templum ATS will provide a reliable or effective means of price discovery. Accordingly, any posted offer prices or historical transaction information reflected on the Templum ATS should not be construed as being representative of the fair value of the Company’s shares or of the Series Assets owned by the Series.

Series Assets

The Company intends to focus on investment grade, higher value Series Assets typically provided by sellers with a history of transacting in such assets. The suitability of potential sellers will be determined by the Company and may be based upon, but is not necessarily limited to, interviews, review of assets including previous assets sold, background checks, and reference checks. Individual Series Assets held by such sellers will be initially selected by the seller and reviewed by the Company for suitability with the Every Platform based on investment criteria such as historical changes in asset value, verification of provenance, and expected investor appetite for such an asset on the Every Platform. The Company may also outright purchase the asset prior to marketing and therefore act as the seller on the Every Platform.

The Company has been working to identify Asset Sellers that are suitable for the Every Platform and that may have Series Assets to sell from time tom time. For each asset, the Company primarily intends to enter into the following type of arrangements with Asset Sellers:

●	Consignment – The Company enters into an agreement with an Asset Seller to market a Series Asset. The Asset Seller retains full ownership of the Series Asset until if and when any related offering is completed for that specific Series Asset.

●	Upfront purchase – The Company acquires a Series Asset from an Asset Seller prior to the launch of any related offering.

●	Purchase option agreement – the Company enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Series Asset.

At the time of this filing, other than the Exclusive Purchase Option Agreements for each of the Series Assets described in this Circular, the Company has not entered into the agreements described in “Use of Proceeds and Investment Criteria” section above, but for the avoidance of doubt, neither the Company nor any Series has commenced operations, is capitalized or has assets or liabilities, and no Series will commence operations, be capitalized or have assets and liabilities until such time as a closing related to such Series has occurred.

We are devoting substantially all our efforts to establishing our business and planned principal operations will commence at the time of the launch of the Offering for Series Interests described. As such, and because of the start-up nature of the Company’s and the Manager’s business, the reported financial information once the Company or any Series is capitalized and has assets or liabilities, will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the Manager, its affiliates and employees of its owner, to grow and support our business. The Manager’s experience is limited, and it has no experience selecting or managing assets in the asset class.

There are several key factors that will have large potential impacts on our operating results going forward including the ability of the Manager to:

●	Source high-quality, reputable Asset Sellers.

●	Source investment grade assets at reasonable prices from such Asset Sellers.

●	Attract enough investors to acquire Interests in the Series attributable to each Series Asset.

●	Develop the Every Platform to facilitate the exchange of goods, including related reporting, in an efficient manner that supports the interests of both Asset Sellers and Investors.

●	Where necessary, manage the Series Assets.

We have not yet generated any revenues and do not anticipate doing so until the completion of the first Offering which is not anticipated until late 2022. We expect to commence our first offerings during the fourth quarter of 2022; however, both the anticipated launch of any anticipated offering as well as the timing of any related closing may vary significantly.

As of the time of this filing, the Company is a newly formed entity and has not commenced operations nor completed an offering and is solely dependent upon its Manager for payment of all related expenses. As such, the Company is not capitalized and does not have any assets or liabilities.

Liquidity and Capital Resources

From inception, the Company and each Series are expected to finance their business activities through capital contributions or other financing from the Manager (or its affiliates) to the Company and each individual Series. The Company and each Series expect to continue to have access to capital financing from the Manager going forward.

Plan of Operations

The ultimate number of Offerings will depend on the value of assets brought to the market as well as the total number of individual investors. The Company currently expects to launch between 25 and 50 Offerings between now and the end of 2023. The first Offering is expected to be launched no earlier than December 2022, with additional Series to follow soon after. The proceeds from any offerings will principally be used to acquire Series Assets.

PLAN OF DISTRIBUTION AND SUBSCRIPTION PROCEDURE

Plan of distribution

We are managed by the Manager, Every Management, LLC, a single-member LLC owned by Invest Every, Inc. Four Points Capital Partners, LLC shall initially serve as the BOR.

The initial sale of the Interests is facilitated by the BOR, which is a registered broker-dealer under the Exchange Act and member of FINRA and is registered in each state where the offer and sales of the Interests will occur. Interests will not be offered or sold in states where the BOR is not registered as a broker-dealer.

With respect to the Interests:

●	The Company is the entity that issues membership interests in each Series of the Company;
●	The Manager, in its capacity as Manager, provides services with respect to the selection, acquisition, ongoing maintenance and upkeep of the Series Assets;
●	The Manager operates each Series following the closing of the Offering for that Series; and
●	The BOR, which is a registered broker-dealer, acts as the broker of record and facilitates the sale of the Interests while providing certain other Investor verification and regulatory services. For the avoidance of doubt, the BOR is not an underwriter or placement agent in connection with the Offering. The BOR does not provide any advice as to the value of Interests or regarding the advisability of purchasing or selling any Interests to any prospective investors.

Neither the BOR, nor any other entity, receives a finder’s fee or any underwriting or placement agent discounts or commissions in relation to any Offering of Interests.

Each of the Offerings is conducted under Regulation A under the Securities Act and therefore, only offered and sold to “qualified purchasers”. For further details on the suitability requirements an Investor must meet in order to participate in these Offerings, see “Plan of Distribution and Subscription Procedure – Investor Suitability Standards”. As a Tier 2 offering pursuant to Regulation A under the Securities Act, these Offerings will be exempt from state law “Blue Sky” registration requirements, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that the Interests are offered and sold only to “qualified purchasers” or at a time when the Interests are listed on a national securities exchange. It is anticipated that sales of securities will only be made in states where the BOR is registered.

There will be different closing dates for each Offering. The Closing of an Offering will occur on the earliest to occur of (i) the date subscriptions for the Total Maximum Interests for a Series have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Total Minimum Interests of such Series have been accepted. If Closing has not occurred, an Offering shall be terminated upon (i) the date which is one year (which period may be extended multiple times with respect to a particular Series by an additional six months for each extension by the Manager in its sole discretion) from the date this Offering Circular is qualified by the Commission, or (ii) any date on which the Manager elects to terminate the Offering in its sole discretion.

In the case of each Series designated with a purchase option agreement in the “Use of Proceeds and Investment Criteria” section above, the Company may have independent purchase option agreements to acquire the individual Series Assets, which it plans to exercise upon the closing of the individual Offering. These individual purchase option agreements may be further extended past their initial expiration dates and in the case a Series Offering does not close on or before its individual expiration date, or if we are unable to negotiate an extension of the purchase option, the individual Offering will be terminated.

Those persons who want to invest in the Interests must sign a subscription agreement (the “Subscription Agreement”), which will contain representations, warranties, covenants, and conditions customary for private placement investments in limited liability companies. See “How to Subscribe” below for further details.

Interests in each Series will be issued in book-entry form without certificates. Upon signing a Custody Agreement, a custodial account will be opened by the Custodian in the name of each Investor where the Interests of such Investor will be held upon payment. All Investors who previously purchased Interests in Offerings of the Company, ongoing or closed, would be required to opt in to allow the funding of a custodial account for payment in an additional Offering. Interests granted in an Offering will be transferred into a custodial account in the name of each Investor.

Investor Suitability Standards

The Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act) include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the Interests of the Company (in connection with this Series or any other Series offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who meets the definition of an “Accredited Investor as set forth in the Subscription Agreement. The Interests will not be offered or sold to prospective Investors subject to the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”).

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

The Manager and the BOR, in its capacity as broker of record for these Offerings, will be permitted to make a determination that the subscribers of Interests in each Offering are “qualified purchasers” in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in the Interests may involve significant risks. Only Investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the Interests. See “Risk Factors.”

Minimum and Maximum Investment

The minimum subscription by an Investor in an Offering is one (1) Unit in a Series and the maximum subscription by any Investor in any Offering is for Interests representing ten percent (10%) of the total Interests of the Series, where such maximum subscription limit may be waived for an Investor by the Manager in its sole discretion. Such limits do not apply to the Manager and/or affiliates of the Manager. The Manager and/or its affiliates must purchase a minimum of 0.5% of Interests of each Series at the Closing of each Offering. The Manager and/or its affiliates may purchase greater Interests of any Series (including in excess of 10% of any Series) at the applicable Closing, in its sole discretion.

For each Offering, the net proceeds to a Series from the sale of Interests may vary between the Total Maximum and Total Minimum. The difference between the Total Minimum and the Total Maximum is typically equal to the amount of the Sourcing Fee payable to the Manager by the Asset Seller, which the Manager may waive, in part or in whole, or which may be renegotiated between the Manager and an Asset Seller, in Manager’s sole discretion. If the Total Minimum is not achieved, the Offering for such Series may be terminated (and all proceeds received from Investors in escrow for such Series Offering shall be returned to such Investors) or the Manager (or an affiliate of Manager), in its sole discretion, may acquire Interests (at the same terms as all other Investors) in order for an Offering for such Series to reach at least its Total Minimum. In the event the Total Minimum, but not the Total Maximum, is achieved, the Manager may acquire additional Interests; or, as an alternative to acquiring additional Interests, the Manager may waive some or all of the Sourcing Fee or otherwise attempt to renegotiate the Purchase Price or the Sourcing Fee with the Asset Seller such that the amount required to acquire the Series Asset will be reduced below the Total Maximum. We would only exercise the purchase option, or otherwise consummate a purchase of the Series Asset, with the Asset Seller if at least the Total Minimum is raised in the Offering and the Manager waives the necessary amount of the Sourcing Fee or the Manager and Asset Seller are otherwise able to renegotiate the Purchase Price or Sourcing Fee.

Lock-up Period

Upon the Closing of an Offering for a particular Series, a 90-day lock-up period will commence from the day of the Closing, before Interests in the particular Series may be transferred by any Investor in such Series.

Broker

Pursuant to a broker-dealer services agreement, Four Points Capital Partners, LLC, initially, will serve as broker of record for the Offerings. The BOR will perform the following technology and compliance services in connection with the sale of the Interests as a broker-of-record:

1.	Accept Investor data from the Company;
2.

Review and process Investor information, including Know Your Customer (KYC) data with respect to Subscribing Investors introduced to the Offering by Broker provided however that Broker may rely upon Company’s third-party service provider for such KYC review, review Anti-Money Laundering (AML), Office of Foreign Assets Control (“OFAC”) and other compliance background checks with respect to Subscribing Investors introduced to the Offering by Broker provided however that Broker may rely upon Company’s third-party service provider for such AML or CIP review, and provide a recommendation to the Company whether or not to accept Investor as a customer of the Company based solely on AML, KYC and OFAC process;

4.

With respect to Subscribing Investors introduced to the Offering by Broker review each Investor’s subscription agreement for completeness and, based upon such review provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investor’s participation;

5.

With respect to Subscribing Investors introduced to the Offering by Broker determine the suitability of Investors in the Offering as required by the registration or exemption thereto applicable to the Offering and/or notify the Company of any Investor that the BOR advises the Company to decline;

6.	Liaise with the Company and Investors, if needed, to gather additional information or clarification with respect to any of the foregoing;
7.	Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in performance of its obligations under the Brokerage Agreement (e.g. as needed for AML and background checks); and
8.	Comply with any required FINRA filings including filings required under Rule 5110 for the Offering.

The BOR is a broker-dealer registered with the Commission and a member of the FINRA and the SIPC and is registered in each state where the Offerings and sale of the Interests will occur but will not act as a finder, placement agent or underwriter in connection with these Offerings. The BOR will receive a brokerage fee (to be borne by the Manager) but will not purchase or solicit the purchase of any Interests and, therefore, will not be eligible to receive any finder’s fees or any underwriting or placement agent discounts or commissions in connection with any Offering of Interests. In addition, we have agreed to reimburse the BOR for certain other expenses.

For each Series Asset, the brokerage agreement with the BOR will remain in effect for a period ending on the final closing of the Offering for a Series of Interests for which the BOR acts as broker-of-record.

A copy of the Brokerage Agreement is filed with the Commission as an exhibit to this Offering.

Custodian

The Company will require Investors to engage a Custodian, which will hold the accounts into which Interests in a Series will be transferred upon the closing of an Offering pursuant to a Custody Agreement between the Custodian and each Investor. Investors will enter into separate, individual agreements with the Custodian. Custodian Fees are borne by the Manager.

Escrow Agent

The Escrow Agent is Atlantic Capital Bank, N.A., who will be appointed pursuant to a Subscription Escrow Agreement (the “Escrow Agreement”) among the Company, and the Escrow Agent. The Manager will be responsible for all fees and payments due to the Escrow Agent. The Company or applicable Series, must indemnify the Escrow Agent and each of its officers, directors, employees and agents against any losses that are incurred in connection with providing the services under the Escrow Agreement other than losses that arise out of the Escrow Agent’s gross negligence or willful misconduct. A copy of the Escrow Agreement is attached hereto.

Escrow Agent shall serve as the “Escrow Trustee” for the limited escrow purposes set forth in the Escrow Agreement and its incorporated components. Specifically, Escrow Agent (i) is not otherwise affiliated with the Company or any Series, (ii) has no current or future equity interest or other contingent interest in any Offering, (iii) is not a solicitor for, or a promoter of any Offering, and (iv) has not investigated in any manner the advisability of participating in any Offering. Further, Escrow Trustee has not investigated the desirability or advisability of investment in any Offering, and provides no expressed or implied opinion, recommendation, or endorsement of any Offering, or any Offering’s sufficiency, purpose, suitability, the potential for gain or loss, or compliance with any applicable code or rules, nor does Escrow Agent support, endorse, recommend, offer judgment or issue any other opinion, positive or negative, upon the merits and risks of participating in any Offering. Specifically, the Escrow is not a solicitation or offer to buy or sell any security, future, option or other financial instrument, nor is it an offer to provide any investment advice or service to any person in any jurisdiction.

Fees and Expenses

The Manager shall be responsible for all fees, costs and expenses incurred in connection with the offering of the interests associated with that Series (the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, filing, banking, compliance costs and custody fees, as applicable, related to a specific offering (and excludes ongoing costs described in Operating Expenses). The Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for the Series detailed in the “Use of Proceeds and Investment Criteria” section of this Offering Circular. As stated above, for these Offerings, the Manager and its affiliates have agreed to pay and not seek reimbursement for the Offering Expenses.

Brokerage Fee

As compensation for providing certain broker-dealer services to the Company, the BOR will receive a fee equal to 1.00% of the gross Sourcing Fees paid to the Manager of each Offering (the “Brokerage Fee”). The Manager will be responsible for paying the Brokerage Fee to the BOR in connection with the sale of interests in such Series.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement, together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section for the applicable Series Asset at our website www.investevery.com. The contents of the website are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential Investors who are “qualified purchasers” may subscribe to purchase Interests in the Series.

The subscription process for each Offering is a separate process. Any potential Investor wishing to acquire any Series Interests must:

1.	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular or attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in any of the Series Interests is suitable for you.
2.	Review, complete and sign the Subscription Agreement (including the “Investor Qualification and Attestation” attached thereto) and return it to us as instructed. Except as otherwise required by law, subscriptions may not be withdrawn or canceled by subscribers.
3.	Once the completed Subscription Agreement is signed for a particular Offering, you must transfer funds in an amount equal to the purchase price for the relevant Series of Interests you have subscribed for (as set out on the front page of your Subscription Agreement) into a custodial account at the Custodian to be transferred to a non-interest-bearing escrow account with Escrow Agent. This may be done by ACH transfer with the Custodian or wire-transfer of funds. The Escrow Agent will hold such subscription monies in escrow until such time as your Subscription Agreement is either accepted or rejected by the Manager and, if accepted, such further time until you are issued with Series Interests for which you subscribed.
4.	The Manager and the BOR will review the subscription documentation completed and signed by you. You may be asked to provide additional information. The Manager or the BOR will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any Offering at any time prior to Closing.
5.	Once the review is complete, the Manager will inform you whether or not your application to subscribe for the Series Interests is approved or denied and if approved, the number of Series Interests you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The Manager accepts subscriptions on a first-come, first-served basis subject to the right to reject or reduce subscriptions.
6.	If all or a part of your subscription in a particular Series is approved, then the number of Series Interests you are entitled to subscribe for will be issued to you upon the Closing. Simultaneously with the issuance of the Series Interests, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable Series as consideration for such Series Interests

By executing the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement and the Operating Agreement. The Company, the Manager and the BOR will rely on the information you provide in the Subscription Agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for the Manager and the BOR to verify your status as a “qualified purchaser”. If any information about your “qualified purchaser” status changes prior to you being issued Series Interests, please notify the Manager immediately using the contact details set out in the Subscription Agreement.

For further information on the subscription process, please contact the Manager using the contact details set out in the “Where to Find Additional Information” section.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be commingled with the Series of Interests’ operating account, until if and when there is a Closing for a particular Offering with respect to that Investor. When the Escrow Agent has received instructions from the Manager or the BOR that an Offering will close, and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the applicable Series. If an Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by the Manager.

DESCRIPTION OF THE BUSINESS

Overview

Invest Every, Inc., the Company’s parent, its wholly-owned subsidiaries and its affiliates are creating what they believe to be the first platform for investing in a broad range of high value, appreciable Series Assets. One of the anticipated platform offerings will be the ability for Asset Sellers to sell a single Series Asset to multiple Investors by selling the Series Asset to a designated Series of the Company in which certain Investors acquire or have acquired fractional ownership interests. The Company’s core business is to identify Asset Sellers, create and maintain the investment vehicle and infrastructure into which Investors may acquire Interests, using the Every Platform for marketing the Series Asset and fractional ownership opportunity, as well as facilitating the direct marketing and sale of alternative assets by Asset Sellers. The Every Platform is owned by an affiliate of the Company, Invest Every, Inc. Series Assets include any investable grade assets other than stocks or fixed income instruments. It is expected that the initial assets offered will mostly consist of items commonly referred to as collectibles (e.g., art, trading cards, coins, luxury goods) but could also include other alternatives including real estate.

As part of a platform solution, the Company will be principally focused on the identification and selection of Asset Sellers that own assets that are determined to be suitable for the Every Platform and are expected to be attractive to potential investors interested in fractional ownership of such assets. Determination of suitability of Asset Sellers and Series Assets may include, but is not limited to interviews, review of assets including previous assets sold, background checks, and reference checks. Individual Series Assets held by such Asset Sellers are selected by the Asset Seller and reviewed by the Company based on investment criteria that includes, but is not limited to, historical changes in asset value, verification of provenance, and expected investor appetite for the asset on the Every Platform.

The designated Series of the Company and a description of the material Series Assets for each are:

Series: WOLVERINE

Collectible Type	Trading Cards (Non-sports, Marvel Universe)
Name	2015 Fleer Retro Marvel #41 Wolverine Precious Metal Gems (PMG) Green
Creator	Fleer Corporation
Condition	PSA 9 (Mint)
Certified	PSA Cert #64309008
Scarcity	Card #8 out of 10 total in the PMG Green Series
Description	The PMG Green is serial numbered to 10 and is considered by many to be the most sought after and valuable. Launched by Fleer/Skybox as inserts in the 1997-98 Metal Universe set, this 2015 Fleer Retro Marvel Wolverine presented in PMG Green is scarce and considered fragile, due to its delicate green foil, making high quality versions hard to come by today.

Series: SHOELESSJOE

Collectible Type	Trading Cards (Sports, Baseball)
Name	1909 E90-1 American Caramel Joe Jackson Rookie Card
Creator	American Caramel
Condition	PSA 1 (Poor), due primarily to damage on the reverse side of the card
Certified	PSA Cert #47000293
Scarcity	1 of 29 known to exist rated PSA 1
Description	1909-11 American Caramel E90-1. Considered by most vintage collectors to be Jackson’s true rookie card, the E90-1. This card was created by the American Caramel Company as part of a 120 card promotion and is one of the few that features the Jackson representing the City of Philadelphia. American Caramel cards were featured inside of packs of caramel candy.

Series: CR7

Collectible Type	Trading Cards (Sports, Soccer)
Name	Cristiano Ronaldo 2021 Score Black Autograph
Creator	Panini Score Serie A Score Signatures
Condition	Overall Card PSA 8 (Near Mint), Signature PSA 9 (Mint)
Certified	PSA Cert #66024604
Scarcity	Only card of this design with signature known to exist
Description	This is a unique card signed by Cristiano Ronaldo, widely regarded as one of the greatest soccer players of all time. He has won five Ballon d’Or awards and four European Golden Shoes, the most by a European Player.

Series: KOONS

Collectible Type	Art (Sculpture)
Name	Balloon Swan, Rabbit, and Monkey 2017 (Set of Three)
Creator	Jeff Koons, Contemporary Artist
Condition	The Rabbit (Red) and Monkey (Blue) are considered to be in mint condition. The Swan (Yellow) has some scratches.
Certified	Certificate of Authenticity included
Scarcity	Balloon Rabbit (Red) edition 669/999, Balloon Monkey (Blue) edition 256/999, and Balloon Swan (Yellow) edition 250/999
Description

This set of 3 balloon animals includes a Rabbit (Red), Monkey (Blue), and Swan (Yellow). These highly reflective porcelain balloon animals are inspired by twisted rubber balloon animals and a continuation of Jeff Koons’ “Celebration Series” from the 199os that included the iconic balloon dog. Created in 2017, the porcelain sculptures with chromatic coating were published by Bernardaud, Limoges, France (with their stamp on the underside). Each sculpture comes with the original box/packaging and numbered. The dimensions of each sculpture are provided below:

Rabbit (Red): 11 ½ x 5 ½ x 8 ¼ inches

Monkey (Blue): 9 ¾ x 8 ¼ x 15 1/5 inches

Swan (Yellow): 9 ½ x 6 ½ x 8 ¼ inches

Following is a chart depicting the organizational structure of the Company:

Market Opportunity

The enactment of The Jumpstart Our Business Startups Act, or JOBS Act, was intended to encourage funding of small businesses in the United States by easing many of the securities regulations. This resulted in the formation of numerous marketplaces focused predominantly on single asset classes within the broad categories that make up Series Assets. These marketplaces accomplished many things, including increasing access to Series Assets. The result of this is that Series Assets have emerged as an investable asset class like stocks and bonds for all investors. Today though, we believe that no platform exists that facilitates the building of a diversified portfolio of a broad range of Series Assets. We believe that this is a problem that needs to be solved and in fact may be solved by multiple parties given the size of the overall investment market.

Furthermore, the alternatives market continues to grow and diversify as new marketplaces come forward. In addition, we believe the overall macroeconomic environment remains favorable for high-performing Series Assets even as interest rates rise due to increased access, transparency, performance of Series Assets when compared against stocks and fixed income and other factors. In short, we believe Series Assets will continue to emerge as part of a balanced portfolio strategy along with stocks and fixed income options, thereby increasing the demand for solutions such as what we provide.

Business of the Company

The Interests represent an investment in a particular Series and thus indirectly the Series Asset and do not represent an investment in the Company or the Manager. We do not anticipate that any Series will own any assets other than the Series Asset associated with such Series.

We anticipate that the Company’s core competency will be the identification of Asset Sellers that are suitable for the Every Platform and that bring high quality Series Assets to the Every Platform. More specifically, over time. the Company with the support of the Manager and its affiliates, aims to provide:

●	Investors with access to high-quality Series Assets across a broad spectrum of asset sectors that facilitates portfolio diversification

●	Second market liquidity via a preferred partner. Note there can be no guarantee that a secondary market will develop.

●	Experienced Asset Sellers that provide greater market transparency and insight, as well as established reputations in many cases.

●	An efficient platform on which to both interact, evaluate and transact.

●	On demand educational content designed for Investors at all comfort levels.

We will continue to evaluate new platform features applicable to both Investors and Asset Sellers over time as we intend to continually invest in improving the experience of all parties.

Competition

Although the Company’s business model is arguably new to the Series Asset industry, there is potentially significant competition for the Series Assets, which the Company securitizes through its offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as memorabilia and collectibles dealers and auction houses continue to play an increasing role.

Most of our current and potential competitors in the Series Asset industry, such as dealers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources to sourcing the Series Assets for which the Company competes. In addition, almost all these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also other start-up models around shared ownership of Series Assets, developing in the industry, which will result in additional competition for Series Assets, including models which securitize ownership through the regulated securities market.

With the continued increase in popularity of the alternative market, we expect competition for the Series Assets to intensify in future. Increased competition may lead to increased prices, which will reduce the potential value appreciation that Interest Holders may be able to achieve by owning Interests in the Company’s Offerings and could decrease the number of high-quality assets the Company can securitize.

Customers

As a platform, the Customers of the Company include both the Investors in each Series that has closed an Offering, as well as potential investors, and the Asset Sellers. With respect to Investors, we intend to target the broader U.S. Series Asset enthusiast with a particular focus on first time investors to the alternatives space. We intend to create educational programs that are relevant for first time investors as well as a more diverse subset of investors taking into consideration age, race, investment experience, and similar factors. For Asset Sellers, we are initially focused on experienced, reputable sellers within the specific Series Asset sector. Over time, we may broaden our reach to additional sellers with less experience.

As of the date of this filing, the Company has begun initial discussions principally with potential Asset Sellers but since the Company has not completed any Offerings as of yet, we have no Customers.

Manager

The Operating Agreement designates the Manager as the manager of the Company. The Manager will generally not be entitled to vote on matters submitted to the Interest Holders. The Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of Interests or any of the Interest Holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the Interest Holders.

In the event the Manager resigns as managing member of the Company, the holders of a majority of all Interests of the Company may elect a successor managing member. Holders of Interests in each Series of the Company have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all Interests in each Series of the Company (excluding the Manager), in the event the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series of Interests or the Company. If so convicted, the Manager shall call a meeting of all of the holders of every Series of Interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each Series. If the Manager fails to call such a meeting, any Interest Holder will have the authority to call such a meeting. In the event of its removal, the Manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the Series), the liquidation provisions of the Operating Agreement shall apply (as described in “Description of the Interests Offered – Liquidation Rights”). In the event the Manager is removed as manager of the Company, it shall also immediately cease to be manager of any Series.

The Manager is operated day-to-day by Robert Stiles, its President. Over time, the Manager will retain certain other Officers and Executives. Robert Stiles has served as Co-Founder, President and Chief Executive Officer of Invest Every Holdings, Inc. and its subsidiaries, including the Manager, since October 2021. Previously, Robert served as Chief Financial Officer/Chief Operating Officer of CrowdStreet, Inc., as well as Chief Financial Officer of Kiavi (formerly LendingHome) and Mr. Cooper (formerly NationStar), as well as other senior roles with Time Warner and Viacom., having started his career with KPMG, LLP.

Robert Stiles, together with principal investors Blockchain Ventures, LLC and AltX, LLC, are the controlling owners of Investment Every Holdings, Inc., which indirectly owns all of the equity interests of the Manager. Robert Stiles and Jeffrey Patterson constitute a majority of the members of the Board of Directors of Invest Every Holdings, Inc. See the “Management” Section below for additional information regarding the Manager and its Officers and Executives.

Advisory Board

The Manager may assemble an Advisory Board (as such term is defined in the Operating Agreement) to assist the Manager in identifying and acquiring the Series Assets, to assist the Asset Manager in managing the Series Assets and to advise the Manager and certain other matters associated with the business of the Company and the various Series of Interests.

Members of the Advisory Board will not be managers or officers of the Company or any Series and do not have any fiduciary or other duties to the Interest Holders of any Series. See “Management – Advisory Board.”

Operating Expenses

The Manager has agreed to pay and not be reimbursed for operating expenses incurred by the Company. In addition, the Manager will bear their own expenses of an ordinary nature.

Indemnification of the Manager and its affiliates

The Operating Agreement provides that none of the Manager, or its affiliates, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any Series or any Interest Holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the applicable Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Selection

Our primary objective is to develop relationships with a diverse collection of quality Asset Sellers that in turn bring to the market investment grade Series Assets. We believe the right Asset Sellers will bring a quality supply of assets, educational material, and expertise among other things providing Investors not only with a selection of assets, but additional information upon which to base investment decisions.

Asset Sellers can include individuals, dealers, auction companies or similar enterprises primarily engaged in the trading of Series Assets. To evaluate the suitability of Asset Sellers, we intend to use various techniques including, but not limited to, interviews, review of existing assets as well as assets previously sold, background checks and reference checks. The criteria we use to select Asset Sellers may change over time.

The Asset Sellers then will be primarily responsible for determining which assets they wish to bring to the Every Platform. We will review such assets principally for historical changes in value, verification of provenance and expected investor appetite for the asset. The criteria we use to evaluate individual assets may change over time.

Through this approach, we intend to acquire a diverse collection of high quality Series Assets. In addition, particularly as we launch a new category of assets, we may seek to purchase assets from sellers not directly associated with the Every Platform. In this case, the Company or the Manager will act as the Asset Seller.

Should we decide to establish one, we anticipate that our Advisory Board will assist in the identification of Asset Sellers and evaluation of related assets. They may also assist with finding and identifying storage, maintenance specialists and other related service providers if needed.

We believe this approach will ultimately provide Investors to high-quality Series Assets backed by reputable sellers as well as balanced information to utilize in the investment decision-making process.

Asset Acquisition

Since Asset Sellers intend to fractionalize the ownership of the asset, ultimately the Company takes legal ownership of the asset. We intend to do this utilizing one of the following agreements to acquire assets:

1.	Consignment – the Company enters into an agreement with an Asset Seller to market a Series Asset. The owner of the Series Asset, the “consignor,” retains full ownership of the Series Asset until if and when the related Series commences. During this time, the Company will engage investors to determine interest in a Series Asset. If the demand for the Asset meets or exceeds the Asset Sellers asking price, the Series Asset will be acquired and offered to investors.

2.	Upfront purchase – the Company acquires a Series Asset from an Asset Seller prior to the launch of the Offering related to the Series.

3.	Purchase option agreement – the Company enters into an agreement with an Asset Seller to acquire a Series Asset, which gives the Company the right, but not the obligation, to acquire the Series Asset.

The Company may also negotiate with the Asset Sellers for the exclusive right to market a Series Asset to Investors for a period of time (the “Exclusivity Period”). This arrangement would operate similarly to a purchase option agreement as described above.

Asset Liquidity

Liquidity for Investors would be obtained by transferring their Interests in a Series through an alternative trading system that will allow for secondary market trading for any Series of Interest, there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained. In addition, should an offer to liquidate a Series Asset materialize and be in the best interest of the Investors, as determined by the Manager, the Manager, with guidance from the Advisory Board if in existence will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should a Series Asset become obsolete (e.g., due to lack of Investor demand for its Interests) or suffer from a catastrophic event, the Manager may choose to sell the asset. As a result of a sale under any circumstances, the Manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the asset’s insurance contract) to the Interest Holders of the applicable Series.

Legal Proceedings

None of the Company, any Series, the Manager, or any director or executive officer of the Manager is presently subject to any material legal proceedings.

MANAGEMENT

Manager

The Manager of the Company will be Every Management, LLC, a Delaware limited liability company, formed on June 22, 2022.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, sourcing new Asset Sellers and managing the relationship. This includes making decisions with respect to all asset acquisitions, dispositions and asset management concerns. The Manager, including its employees and officers, are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of the Interest Holders. The Manager itself has no track record and is relying on the experience of the individual officers, directors and, if established, the Advisory Board.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Interest Holders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Asset Sourcing and Disposition Services:

●	Manage the Company’s asset sourcing activities including, creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring partnerships with collectors, brokers and dealers and other who may provide opportunities to source quality assets;

●	Negotiate and structure the terms and conditions of acquisitions of or contingency or purchase option agreements for Series Assets with Asset Sellers;
●	Evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions; and
●	Structure and negotiate the terms and conditions of transactions pursuant to which Series Assets may be sold or otherwise disposed.

Services in Connection with an Offering:

●	Create and manage all Series of Interests for offerings related to Series Assets;
●	Work with the Asset Seller to develop offering materials, including the determination of specific terms and structure and description of the Series Assets;
●	Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and related coordination with advisors;
●	Prepare all marketing materials related to offerings;
●	Select the broker of record;
●	Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;
●	Create and implement various technology services, transactional services, and electronic communications related to any offerings; and
●	All other necessary offering related services, which may be contracted out.

Administrative Services:

●	Manage and perform the various administrative functions necessary for our day-to-day operations;
●	Provide financial and operational planning services and collection management;
●	Maintain all appropriate books and records for the Company and all the Series of Interests;
●	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
●	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations; ·
●	Provide all necessary cash management services;
●	Manage and coordinate with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Interest Holders or the transfer or re-sale of securities as may be permitted by law;
●	When it determines that it is appropriate to do so, evaluate and obtain adequate insurance coverage for the Series Assets based upon risk management determinations;
●	Track the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;
●	Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
●	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Asset Management and Maintenance Services with Respect to the Series Assets (when applicable):

●	Develop a maintenance schedule and standards of care in consultation with the Advisory Board and oversee compliance with such maintenance schedule and standards of care;
●	Engage third party independent contractors for the care, custody, maintenance and management of the Series Assets;
●	Generally, perform any other act necessary to carry out all asset management and maintenance obligations

Executive Officers, Directors and Key Employees of the Manager

The following individuals constitute the Board of Directors, executive management and significant employees of the Manager:

Name	Age	Position	Commencement of Term
Jeffrey Patterson	51	Director of Invest Every Holdings, Inc., the sole owner of Invest Every, Inc., which is the sole owner of Every Management, LLC, which is the Manager of Every Assets I, LLC	July 16, 2021
Robert Stiles	50

President of Every Management, LLC, the Manager of Every Assets I, LLC;

Director and President of Invest Every, Inc., the sole owner of Every Management, LLC

Director and President of Invest Every Holdings, Inc., the sole owner of Invest Every, Inc.

			June 22, 2022 May 3, 2022 October 1, 2021

Background of Officers of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Robert Stiles, Chief Executive Officer -- Since October 2021, Robert Stiles has served as Co-Founder and Chief Executive Officer of Invest Every Holdings, Inc. and its subsidiaries, as applicable. Previously Robert has served as Chief Financial Officer/Chief Operating Officer of CrowdStreet, Inc., as well as Chief Financial Officer of Kiavi (formerly LendingHome) and Mr. Cooper (formerly NationStar). Additional experience includes senior roles with Time Warner and Viacom. Robert started his career with KPMG, LLP.

There are no arrangements or understandings known to us pursuant to which any director was or is to be selected as a director or nominee. There are no agreements or understandings for any executive officer or director to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from our manager. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager is expected to receive a facilitation fee or sourcing fee as described elsewhere in this Circular, payable by the Asset Seller to Manager, in consideration of the Manager’s services in identifying the Series Asset for the Every Platform and facilitating the procurement of the Series Asset by the applicable Series. The Sourcing Fee is provided for in the option agreement and purchase and sale documents entered in to between the Asset Seller and the applicable Series. The Sourcing Fee is expected to be an amount up to 6% of the purchase price paid by the applicable Series to the Asset Seller. The Manager is not otherwise compensated by the Asset Seller or the Series. Neither the Manager nor its affiliates will receive any selling commissions or management fees in connection with the offer and sale of Interests. There are no other agreements with the Manager other than the Operating Agreement and the Exclusive Purchase Option Agreement referenced in the Exhibit.

A more complete description of Management of the Company is included in “Description of the Business” and “Management”.

PRINCIPAL INTEREST HOLDERS

The Company is managed by the Manager. At the Closing of each Offering, the Manager or an affiliate will own at least 0.5% of the Interests acquired on the same terms as the other Investors. The address of the Manager is 106 E 6th Street, #900-185, Austin, Texas 78701. As of the date of this filing, the Company has not issued any securities.

DESCRIPTION OF INTERESTS OFFERED

The following is a summary of the principal terms of, and is qualified by reference to the Operating Agreement, attached hereto as an exhibit, and the Subscription Agreement, the form of which is attached hereto as an exhibit, relating to the purchase of the applicable Series of Interests. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective Investor. In the event that the provisions of this summary differ from the provisions of the Operating Agreement or the Subscription Agreement (as applicable), the provisions of the Operating Agreement or the Subscription Agreement (as applicable) shall apply. Capitalized terms used in this summary that are not defined herein shall have the meanings ascribed thereto in the Operating Agreement.

Description of the Interests

The Company is a series limited liability company formed pursuant to Section 18-215 of the LLC Act. The purchase of Membership Interests in a Series of the Company is an investment only in that particular Series and not an investment in the Company as a whole. In accordance with the LLC Act, each Series of Interests is, and any other Series of Interests if issued in the future will be, a separate series of limited liability company interests of the Company and not in a separate legal entity. The Company has not issued, and does not intend to issue, any class of any Series of Interests entitled to any preemptive, preferential or other rights that are not otherwise available to the Interest Holders purchasing Interests in connection with any Offering.

Title to the Series Assets will be held by, or for the benefit of, the applicable Series. We intend that each Series will own its own Series Assets. We do not anticipate that any of the Series will acquire any Series Assets other than the respective Series Assets. A new Series will be issued for future Series Assets. An Investor who invests in an Offering will not have any indirect interest in any other Series Assets unless the Investor also participates in a separate offering associated with that other Series Asset.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and upon the closing of an offering for a Series of Interests, the records maintained for any such Series account for the assets associated with such Series separately from the assets of the limited liability company, or any other Series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the limited liability company generally or any other Series. Accordingly, the Company expects the Manager to maintain separate, distinct records for each Series and its associated assets and liabilities. As such, the assets of a Series include only the Series Asset associated with that Series and other related assets (e.g., cash reserves). At the time of this filing, none of the Company nor any Series has commenced operations, are not capitalized and have no assets or liabilities and no Series will commence operations, be capitalized or have assets and liabilities until such time as a closing related to such Series has occurred. As noted in the “Risk Factors” section, the limitations on interseries liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series of Interests should be applied to meet the liabilities of the other Series of Interests or the liabilities of the Company generally where the assets of such other Series of Interests or of the Company generally are insufficient to meet the Company’s liabilities.

Section 18-215(c) of the LLC Act provides that a Series of Interests established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. The Company intends for each Series of Interests to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular Series and title to the relevant Series Asset will be held by, or for the benefit of, the relevant Series.

All of the Series Interests offered by this Offering Circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the Series of Interests, as determined by the Manager, the Interest Holders of such Series of Interests will not be liable to the Company to make any additional capital contributions with respect to such Series of Interests (except for the return of distributions under certain 131 circumstances as required by Sections 18-215, 18-607 and 18-804 of the LLC Act). Holders of Series of Interests have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any Interests and no preferential rights to distributions.

The Manager, an affiliate of the Company, will own a minimum of 0.5% of the Interests in each Series acquired for the same price as all other Investors. The Manager has the authority under the Operating Agreement to cause the Company to issue Interests to Investors as well as to other Persons for such cost (or no cost) and on such terms as the Manager may determine, subject to the terms of the Series Designation applicable to such Series of Interests.

Although the Interests will not immediately be listed on a stock exchange and a liquid market in the Interests cannot be guaranteed, we plan to create, with the support of registered broker-dealers, mechanisms to provide Investors with the ability to resell Interests, or partner with an existing platform to allow for the resale of the Interests, although the creation of such a market, or the timing of such creation cannot be guaranteed (please review additional risks related to liquidity in the “Risk Factors” section for additional information).

Description of the Designated Series

Following are the designated Series of the Company and the only Series which are offering Interests in this Offering:

Series Interests	Number of Units	Price per Unit ($)
Series: WOLVERINE
Per Unit		5.00
Total Minimum	9,000	45,000
Total Maximum	9,400	47,700

Series: SHOELESSJOE
Per Unit		5.00
Total Minimum	9,600	48,000
Total Maximum	10,176	50,880

Series: CR7
Per Unit		5.00
Total Minimum	1,800	9,000
Total Maximum	1,908	9,540

Series: KOONS
Per Unit		5.00
Total Minimum	10,000	50,000
Total Maximum	10,600	53,000

TOTAL
Per Unit		5.00
Total Minimum	30,400	152,000
Total Maximum	32,084	161,120

Each of the Series described above own the following Series Assets, respectively:

Series: WOLVERINE

Collectible Type	Trading Cards (Non-sports, Marvel Universe)
Name	2015 Fleer Retro Marvel #41 Wolverine Precious Metal Gems (PMG) Green
Creator	Fleer Corporation
Condition	PSA 9 (Mint)
Certified	PSA Cert #64309008
Scarcity	Card #8 out of 10 total in the PMG Green Series
Description	The PMG Green is serial numbered to 10 and is considered by many to be the most sought after and valuable. Launched by Fleer/Skybox as inserts in the 1997-98 Metal Universe set, this 2015 Fleer Retro Marvel Wolverine presented in PMG Green is scarce and considered fragile, due to its delicate green foil, making high quality versions hard to come by today.

Series: SHOELESSJOE

Collectible Type	Trading Cards (Sports, Baseball)
Name	1909 E90-1 American Caramel Joe Jackson Rookie Card
Creator	American Caramel
Condition	PSA 1 (Poor), due primarily to damage on the reverse side of the card
Certified	PSA Cert #47000293
Scarcity	1 of 29 known to exist rated PSA 1
Description	1909-11 American Caramel E90-1. Considered by most vintage collectors to be Jackson’s true rookie card, the E90-1. This card was created by the American Caramel Company as part of a 120 card promotion and is one of the few that features the Jackson representing the City of Philadelphia. American Caramel cards were featured inside of packs of caramel candy.

Series: CR7

Collectible Type	Trading Cards (Sports, Soccer)
Name	Cristiano Ronaldo 2021 Score Black Autograph
Creator	Panini Score Serie A Score Signatures
Condition	Overall Card PSA 8 (Near Mint), Signature PSA 9 (Mint)
Certified	PSA Cert #66024604
Scarcity	Only card of this design with signature known to exist
Description	This is a unique card signed by Cristiano Ronaldo, widely regarded as one of the greatest soccer players of all time. He has won five Ballon d’Or awards and four European Golden Shoes, the most by a European Player.

Series: KOONS

Collectible Type	Art (Sculpture)
Name	Balloon Swan, Rabbit, and Monkey 2017 (Set of Three)
Creator	Jeff Koons, Contemporary Artist
Condition	The Rabbit (Red) and Monkey (Blue) are considered to be in mint condition. The Swan (Yellow) has some scratches.
Certified	Certificate of Authenticity included
Scarcity	Balloon Rabbit (Red) edition 669/999, Balloon Monkey (Blue) edition 256/999, and Balloon Swan (Yellow) edition 250/999
Description

This set of 3 balloon animals includes a Rabbit (Red), Monkey (Blue), and Swan (Yellow). These highly reflective porcelain balloon animals are inspired by twisted rubber balloon animals and a continuation of Jeff Koons’ “Celebration Series” from the 199os that included the iconic balloon dog. Created in 2017, the porcelain sculptures with chromatic coating were published by Bernardaud, Limoges, France (with their stamp on the underside). Each sculpture comes with the original box/packaging and numbered. The dimensions of each sculpture are provided below:

Rabbit (Red): 11 ½ x 5 ½ x 8 ¼ inches

Monkey (Blue): 9 ¾ x 8 ¼ x 15 1/5 inches

Swan (Yellow): 9 ½ x 6 ½ x 8 ¼ inches

Further issuance of Interests

Only the Series Interests that are described above and in the “Use of Proceeds and Investment Criteria” section of this Offering Circular are being offered and sold pursuant to this Offering Circular. The Operating Agreement provides that the Company may issue Interests of each Series of Interests to no more than 2,000 “qualified purchasers” (no more than 500 of which may be non- “accredited investors”).

Distribution rights

The Manager has sole discretion in determining what distributions of available cash of the Company, if any, are made to Interest Holders except as otherwise limited by law or the Operating Agreement.

The LLC Act (Section 18-607) provides that a member who receives a distribution with respect to a Series and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the Series for the amount of the distribution for three years. Under the LLC Act, a series limited liability company may not make a distribution with respect to a Series to a member if, after the distribution, all liabilities of such Series, other than liabilities to members on account of their limited liability company interests with respect to such Series and liabilities for which the recourse of creditors is limited to specific property of such Series, would exceed the fair value of the assets of such Series. For the purpose of determining the fair value of the assets of the Series, the LLC Act provides that the fair value of property of the Series subject to liability for which recourse of creditors is limited shall be included in the assets of such Series only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

Redemption provisions

The Interests are not redeemable.

Registration rights

There are no registration rights in respect of the Interests.

Voting rights

The Manager is not required to hold an annual meeting of Interest Holders. The Operating Agreement provides that meetings of Interest Holders may be called by the Manager and a designee of the Manager shall act as chairman at such meetings. The Investor does not have any voting rights as an Interest Holder in the Company or a Series except with respect to:

(1)	the removal of the Manager;
(2)	the dissolution of the Company upon the for-cause removal of the Manager, and
(3)	an amendment to the Operating Agreement that would:

a.	enlarge the obligations of, or adversely effect, an Interest Holder in any material respect;
b.	reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;
c.	change the situations in which the Company and any Series can be dissolved or terminated;
d.	change the term of the Company (other than the circumstances provided in the Operating Agreement); or
e.	give any person the right to dissolve the Company.

When entitled to vote on a matter, each Interest Holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest Holders of an applicable Series or of the Interest Holders of all Series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series of Interests must be approved by two-thirds of the votes that may be cast by all Interest Holders in any Series of the Company. All other matters to be voted on by the Interest Holders must be approved by a majority of the votes cast by all Interest Holders in any Series of the Company present in person or represented by proxy

The consent of the holders of a majority of the Interests of a Series is required for any amendment to the Operating Agreement that would adversely change the rights of such Series of Interests, result in mergers, consolidations or conversions of such Series of Interests and for any other matter as the Manager, in its sole discretion, determines will require the approval of the holders of the Interests voting as a separate class.

The Manager or its affiliates (if they hold Series of Interests) may not vote as an Interest Holder in respect of any matter put to the Interest Holders. However, the submission of any action of the Company or a Series for a vote of the Interest Holders shall first be approved by the Manager and no amendment to the Operating Agreement may be made without the prior approval of the Manager that would decrease the rights of the Manager or increase the obligations of the Manager thereunder.

The Manager has broad authority to take action with respect to the Company and any Series. See “Management” for more information. Except as set forth above, the Manager may amend the Operating Agreement without the approval of the Interest Holders to, among other things, reflect the following:

•	the merger of the Company, or the conveyance of all of the assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the legal form into another limited liability entity;
•	a change that the Manager determines to be necessary or appropriate to implement any state or federal statute, rule, guidance or opinion;
•	a change that the Manager determines to be necessary, desirable or appropriate to facilitate the trading of Interests; · a change that the Manager determines to be necessary or appropriate for the Company to qualify as a limited liability company under the laws of any state or to ensure that each Series will continue to qualify as a corporation for U.S. federal income tax purposes;

•	an amendment that the Manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;
•	any amendment that the Manager determines to be necessary or appropriate for the authorization, establishment, creation or issuance of any additional Series;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Operating Agreement;
•	any amendment that the Manager determines to be necessary or appropriate for the formation by the Company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Operating Agreement;
•	a change in the fiscal year or taxable year and related changes; and · any other amendments which the Manager deems necessary or appropriate to enable the Manager to exercise its authority under the Agreement.

In each case, the Manager may make such amendments to the Operating Agreement provided the Manager determines that those amendments:

•	do not adversely affect the Interest Holders (including any particular Series of Interests as compared to other Series of Interests) in any material respect;
•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•	are necessary or appropriate to facilitate the trading of Interests, or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Interests may be listed for trading, compliance with any of which the Manager deems to be in the best interests of the Company and the Interest Holders;
•	are necessary or appropriate for any action taken by the Manager relating to splits or combinations of Interests under the provisions of the Operating Agreement; or
•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the Operating Agreement or are otherwise contemplated by the Operating Agreement.

Furthermore, the Manager retains sole discretion to create and set the terms of any new Series and will have the sole power to acquire, manage and dispose of Series Asset of each Series.

Liquidation rights

The Operating Agreement provides that the Company shall remain in existence until the earlier of the following: (i) the election of the Manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of the Company; (iii) the entry of a decree of judicial dissolution of the Company; (iv) at any time that the Company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all Interest Holders of the Company following the for-cause removal of the Manager. Under no circumstances may the Company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the Interests in the profits of the Company).

A Series shall remain in existence until the earlier of the following: (i) the dissolution of the Company, (ii) the election of the Manager to dissolve such Series; (iii) the sale, exchange or other disposition of substantially all of the assets of the Series; or (iv) at any time that the Series no longer has any members, unless the business is continued in accordance with the LLC Act. Under no circumstances may a Series of Interests be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members holding more than two-thirds of the Interests in the profits of the Series of Interests).

Upon the occurrence of any such event, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series of Interests or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series of Interests or the Company as a whole, as applicable, the Series Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation), and thereafter, (iii) to the Interest Holders of the relevant Series of Interests, allocated pro rata based on the number of Interests held by each Interest Holder (which may include the Manager, any of its affiliates and the Asset Seller and which distribution within a Series will be made consistent with any preferences which exist within such Series).

Transfer restrictions

The Interests are subject to restrictions on transferability. An Interest Holder may not transfer, assign or pledge its Interests without the consent of the Manager. The Manager may withhold consent in its sole discretion, including when the Manager determines that such transfer, assignment or pledge would result in (a) there being more than 2,000 beneficial owners of the Series or more than 500 beneficial owners of the Series that are not “accredited investors”, (b) the assets of the Series being deemed “plan assets” for purposes of ERISA, (c) such Interest Holder holding in excess of 19.9% of the Series, (d) result in a change of US federal income tax treatment of the Company and the Series, or (e) the Company, the Series or the Manager being subject to additional regulatory requirements. The transferring Interest Holder is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such sale is completed) including any legal fees incurred by the Company or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees. The Manager or its affiliates will acquire Interests in each Series of Interests for their own accounts and may, from time to time and only in accordance with applicable securities laws (which may include filing an amendment to this Offering Circular), transfer these Interests, either directly or through brokers or otherwise. The restrictions on transferability listed above will also apply to any resale of Interests through one or more third-party broker-dealers.

Additionally, unless and until the Interests of the Company are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the Interests. There can be no assurance that we will, or will be able to, register the Interests for resale and there can be no guarantee that a liquid market for the Interest will develop. Therefore, Investors may be required to hold their Interests indefinitely. Please refer to “the Operating Agreement” and “the form of Subscription Agreement” for additional information regarding these restrictions. To the extent certificated, the Interests issued in each Offering, to the extent certificated, will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Agreement to be bound by the Operating Agreement; power of attorney

By purchasing Interests, the Investor will be admitted as a member of the Company and will be bound by the provisions of, and deemed to be a party to, the Operating Agreement. Pursuant to the Operating Agreement, each Investor grants to the Manager a power of attorney to, among other things, execute and file documents required for the Company’s qualification, continuance or dissolution. The power of attorney also grants the Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the Operating Agreement.

Duties of officers

The Operating Agreement provides that, except as may otherwise be provided by the Operating Agreement, the property, affairs and business of each Series of Interests will be managed under the direction of the Manager. The Manager has the power to appoint the officers and such officers have the authority and exercise the powers and perform the duties specified in the Operating Agreement or as may be specified by the Manager. The Manager intends to appoint Collectable.com as the Asset Manager of each Series of Interests to manage the Series Assets.

The Company may decide to enter into separate indemnification agreements with the directors and officers of the Company, the Manager or the Asset Manager (including if the Asset Manager appointed is not Collectable.com). If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the Operating Agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Operating Agreement.

Exclusive jurisdiction; waiver of jury trial

Any dispute in relation to the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except when federal law requires that certain claims be brought in U.S. federal courts, as in the case of claims brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions in the Operating Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions in the Operating Agreement may not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Each Investor will covenant and agree not to bring any claim in any venue other than the Court of Chancery of the State of Delaware, or if required by federal law, a federal court of the United States. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement and such claim was governed by state law, it would have to do so in the Delaware Court of Chancery.

Our Operating Agreement, to the fullest extent permitted by applicable law and subject to limited exceptions, provides for Investors to consent to exclusive jurisdiction to Delaware Court of Chancery and for a waiver of the right to a trial by jury, if such waiver is allowed by the court where the claim is brought.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Related of Ownership of the Interests--Any dispute in relation to the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except when federal law requires that certain claims be brought in federal courts. Our Operating Agreement, to the fullest extent permitted by applicable law, provides for Investors to waive their right to a jury trial”. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Operating Agreement with a jury trial. No condition, stipulation or provision of the Operating Agreement or the Interests serves as a waiver by any Investor or beneficial owner of the Interests or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, the Company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and the Company believes that the provision does not impact the rights of any Investor or beneficial owner of the Interests to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions may have the effect of limiting the ability of Investors to bring a legal claim against us due to geographic limitations and may limit an Investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Furthermore, waiver of a trial by jury may disadvantage you to the extent a judge might be less likely than a jury to resolve an action in your favor. Further, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could adversely affect our business and financial condition.

Listing

The Interests are not currently listed or quoted for trading on any national securities exchange or national quotation system.

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the Interests to United States holders but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an Investor’s particular circumstances or to Investors that may be subject to special tax rules, including, without limitation:

(i)	banks, insurance companies or other financial institutions;
(ii)	persons subject to the alternative minimum tax;
(iii)	tax-exempt organizations;
(iv)	dealers in securities or currencies;
(v)	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
(vi)	persons that own, or are deemed to own, more than five percent of the Interests (except to the extent specifically set forth below);
(vii)	certain former citizens or long-term residents of the United States;
(viii)	persons who hold the Interests as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;
(ix)	persons who do not hold the Interests as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or
(x)	persons deemed to sell the Interests under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds Interests, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Interests, and partners in such partnerships, should consult their tax advisors.

On December 22, 2017, the United States enacted H.R. 1, informally titled the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the Code affecting the Company and its Interest Holders. Most of the changes applicable to individuals are temporary and, without further legislation, will not apply after 2025. The interpretation of the Tax Act by the IRS and the courts remains uncertain in many respects; prospective investors should consult their tax advisors specifically regarding the potential impact of the Tax Act on their investment.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the Interests arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any foreign taxing jurisdiction or under any applicable tax treaty.

A “U.S. Holder” includes a beneficial owner of the Interests that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States.

Taxation of each Series of Interests as a “C” Corporation

The Company, although formed as a Delaware series limited liability company eligible for tax treatment as a “partnership,” has affirmatively elected for each Series of Interests, including the Series described in the “Use of Proceeds and Investment Criteria” section of this Offering Circular to be taxed as a “C” corporation under Subchapter C of the Code for all federal and state tax purposes. Thus, each Series of Interests will be taxed at regular corporate rates on its income before making any distributions to Interest Holders as described below.

Taxation of Distributions to Investors

Distributions to U.S. Holders out of the Company’s current or accumulated earnings and profits will be taxable as dividends. A U.S. Holder who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors regarding the characterization of corporate distributions as “qualified dividend income”. Distributions in excess of the Company’s current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder’s Interests. Rather, such distributions will reduce the adjusted basis of such U.S. Holder’s Interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its Interests will be taxable as capital gain in the amount of such excess if the Interests are held as a capital asset. In addition, Section 1411 of the Code imposes a 3.8% tax on certain investment income (the “3.8% NIIT”). In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount (currently $7,500 of the highest tax bracket for such year). Dividends are included as investment income in the determination of “net investment income” under Section 1411(c) of the Code.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of the Interests, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. Holder’s adjusted tax basis in the Interests. A U.S. Holder’s adjusted tax basis in the Interests generally equals his or her initial amount paid for the Interests and decreased by the amount of any distributions to the Investor in excess of the Company’s current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their Interests, and the amount of any actual or deemed relief from indebtedness encumbering their Interests. The gain or loss will be long-term capital gain or loss if the Interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT. The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. Holder; the effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the Interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Backup Withholding and Information Reporting

Generally, the Company must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Payments of dividends or of proceeds on the disposition of the Interests made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of the Interests, including the consequences of any proposed change in applicable laws.

WHERE TO FIND ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. All potential Investors in the Interests are entitled to review copies of any other agreements relating to any Series of Interests described in this Offering Circular and Offering Circular Supplements, if any. In the Subscription Agreement, you will represent that you are completely satisfied with the results of your pre-investment due diligence activities.

The Manager will answer inquiries from potential Investors in Offerings concerning any of the Series of Interests, the Company, the Manager and other matters relating to the offer and sale of the Series Interests under this Offering Circular. The Company will afford the potential Investors in the Interests the opportunity to obtain any additional information to the extent the Company possesses such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the Offering Circular, except as so modified or superseded.

Requests and inquiries regarding the Offering Circular should be directed to: contact@investevery.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

FINANCIAL STATEMENTS

McNamara and Associates, PLLC

Certified Public Accountants & Associates

Financial Statements and Report of Independent Certified Public Accountants

Every Assets I, LLC.

June 30, 2022

Every Assets I, LLC.

McNamara and Associates, PLLC
Certified Public Accountants & Associates

Independent Auditor’s Report

To the Member of Every Assets I, LLC

Opinion

We have audited the accompanying financial statements of Every Assets I, LLC which comprise the balance sheet as of June 30, 2022 and the related statements of operations, member’s deficit, and cash flows for the period from June 22, 2022 (inception) to June 30, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Every Assets I, LLC as of June 30, 2022, and the results of its operations and its cash flows for the period from June 22, 2022 (inception) to June 30, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Every Assets I, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Every Assets I, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

McNAMARA and ASSOCIATES, PLLC CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

McNamara and Associates, PLLC
Certified Public Accountants & Associates

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Every Assets I, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Every Assets I, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Margate, Florida
July 19, 2022

McNAMARA and ASSOCIATES, PLLC CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

Every Assets I, LLC

Balance Sheet

June 30, 2022

ASSETS
Current Assets	$-
TOTAL ASSETS	$-
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities	$-
TOTAL LIABILITIES	-

Member's Equity
TOTAL MEMBER'S EQUITY	-

TOTAL LIABILITIES AND MEMBER'S EQUITY	$-

The accompanying notes are an integral part of this financial statement.

Page | 3

Every Assets I, LLC

Statement of Operations

For the period from June 22, 2022 to June 30, 2022

REVENUE
Total revenue	$-

EXPENSES
Total operating expenses	-

INCOME FROM OPERATIONS	-

OTHER INCOME (EXPENSES)	-

NET INCOME	$-

The accompanying notes are an integral part of this financial statement.

Page | 4

Every Assets I, LLC

Statement of Member's Equity

For the period from June 22, 2022 to June 30, 2022

		Additional Paid	Retained
	Units	In Capital	Earnings	Total
June 22, 2022	-	$-	$-	$-

Net loss	-	-	-	-

June 30, 2022	-	$-	$-	$-

The accompanying notes are an integral part of this financial statement.

Page | 5

Every Assets I, LLC

Statement of Cash Flows

For the period from June 22, 2022 to June 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Net cash provided by operating activities	-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash provided by financing activities	-

NET INCREASE IN CASH	-

Cash at beginning of year	-
Cash at end of year	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$-
Cash paid during year for income taxes	$-

The accompanying notes are an integral part of this financial statement.

Page | 6

Every Assets I, LLC

Notes to Financial Statements
June 30, 2022

Note A – Nature of Business and Organization

Every Asset I, LLC (the “Company”) is a Delaware Limited Liability Company formed on June 22, 2022 under the laws of Delaware. The Company was formed to acquire alternative assets for investment purposes via a fractionalized market. The Company can issue an unlimited number of units but zero were issued as of June 30, 2022. As of June 30, 2022, the Company has not yet commenced operations.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Texas and has elected to be treated as a C-Corp for federal tax reporting purposes. The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of June 30, 2022. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2022 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Page | 7

Every Assets I, LLC

Notes to Financial Statements
June 30, 2022

Note C – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note D – Subsequent Events

Management has assessed subsequent events through July 19, 2022, the date on which the financial statements were available to be issued.

Page | 8

PART III – EXHIBITS

EXHIBIT INDEX

Exhibit 1	Broker-Dealer Services Agreement
Exhibit 2-A	Certificate of Formation of Every Assets I, LLC
Exhibit 2-B	Limited Liability Company Agreement of Every Assets I, LLC
Exhibit 3	See Exhibit 2-A and Exhibit 2-B
Exhibit 4	Form of Subscription Agreement
Exhibit 6-A	Exclusive Purchase Option Agreement: WOLVERINE
Exhibit 6-B	Exclusive Purchase Option Agreement: CR7
Exhibit 6-C	Exclusive Purchase Option Agreement: KOONS
Exhibit 6-D	Exclusive Purchase Option Agreement: SHOELESSJOE
Exhibit 8	Form of Subscription Escrow Agreement
Exhibit 11-A	Consent of Independent Auditor
Exhibit 11-B	Consent of Clark Hill PLC (included in Exhibit 12)
Exhibit 12	Opinion re Legality of Clark Hill PLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin. State of Texas, on January 24, 2023.

EVERY ASSETS I, LLC

By:	Every Management, LLC,
Its Manager

	By:	/s/ Robert Stiles
	Name:	Robert Stiles
	Title:	President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jeffrey Patterson		Date: January 24, 2023

Name:	Jeffrey Patterson
Capacity:	Director of Invest Every Holdings,Inc.,
the sole owner of Every Management, LLC,
the Manager of Every Assets I, LLC

/s/ Robert Stiles		Date: January 24, 2023
Name:	Robert Stiles
Capacity:	Director and President of Invest Every Holdings, Inc.,
the sole owner of Every Management, LLC,
the Manager of Every Assets I, LLC